WRIGHT MEDICAL GROUP, INC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document may contain “forward-looking statements” as defined under United States federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current view of future performance, results, and trends. Forward-looking statements may be identified by their use of terms such as anticipate, believe, could, estimate, expect, intend, may, plan, predict, project, will, and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements. The reader should not place undue reliance on forward-looking statements. Such statements are made as of the date of the filing of the Current Report on Form 8-K of which this document is an exhibit, and we undertake no obligation to update such statements after this date. Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements are discussed in our filings with the Securities and Exchange Commission (SEC) (including Wright Medical Group, Inc.’s most recent Annual Report on Form 10-K, which was filed with the SEC on February 26, 2015, and Tornier N.V.’s most recent Annual Report on Form 10-K, which was filed with the SEC on February 24, 2015, as well as both companies’ subsequent Quarterly Reports on Form 10-Q and other information filed by each company with the SEC and a Quarterly Report on Form 10-Q for the quarter ended September 27, 2015 filed by Wright Medical Group N.V. with the SEC, in each case under the heading “Risk Factors” and elsewhere in such filings). By way of example and without implied limitation, such risks and uncertainties include:

•
future actions of the SEC, the United States Attorney’s office, the U.S. Food and Drug Administration (FDA), the Department of Health and Human Services, or other U.S. or foreign government authorities, including those resulting from increased scrutiny under the Foreign Corrupt Practices Act and similar laws, that could delay, limit or suspend our development, manufacturing, commercialization, and sale of products, or result in seizures, injunctions, monetary sanctions, or criminal or civil liabilities;

•
risks associated with our recently completed merger with Wright Medical Group, Inc. (WMG), including the failure to realize intended benefits and anticipated synergies and cost-savings from the transaction or delay in realization thereof; cash costs associated with the transaction which may negatively impact our financial condition, operating results, and cash flow; our businesses may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and business disruption after the transaction, including adverse effects on employee retention and on business relationships with third parties;

•	risks associated with our recently completed divestiture of the U.S. rights to certain of our ankle and silastic toe replacement products;

•	liability for product liability claims on hip/knee (OrthoRecon) products sold by Wright Medical Technology, Inc. (WMT) prior to the divestiture of the OrthoRecon business;

•	failure to realize the anticipated benefits from previous acquisitions or from the divestiture of the OrthoRecon business;

•	adverse outcomes in existing product liability litigation;

•	new product liability claims;

•	inadequate insurance coverage;

•	copycat claims against our modular hip systems resulting from a competitor’s recall of its modular hip product;

•	failure to obtain anticipated commercial sales of our Augment® Bone Graft in the United States;

•	challenges to our intellectual property rights or inability to defend our products against the intellectual property rights of others;

•	loss of key suppliers;

•	failures of, interruptions to, or unauthorized tampering with, our information technology systems;

•	failure or delay in obtaining FDA or other regulatory approvals for our products;

•
the potentially negative effect of our ongoing compliance enhancements on our relationships with customers and on our ability to deliver timely and effective medical education, clinical studies, and new products;

•	the possibility of private securities litigation or shareholder derivative suits;

•	insufficient demand for and market acceptance of our new and existing products;

•	recently enacted healthcare laws and changes in product reimbursements, which could generate downward pressure on our product pricing;

•	potentially burdensome tax measures;

•	lack of suitable business development opportunities;

•	inability to capitalize on business development opportunities;

•	product quality or patient safety issues;

•	geographic and product mix impact on our sales;

•	inability to retain key sales representatives, independent distributors, and other personnel or to attract new talent;

•	inventory reductions or fluctuations in buying patterns by wholesalers or distributors;

•
ability to generate sufficient cash flow to satisfy our capital requirements and existing debt, including the conversion features of our convertible senior notes, or refinance our existing debt as it matures;

•	the negative impact of the commercial and credit environment on us, our customers, and our suppliers;

•
deriving a significant portion of our revenues from operations in certain geographic markets that are subject to political, economic, and social instability, including in particular France, and risks and uncertainties involved in launching our products in certain new geographic markets;

•	fluctuations in foreign currency exchange rates;

•	not successfully developing and marketing new products and technologies and implementing our business strategy;

•	not successfully competing against our existing or potential competitors and the effect of significant recent consolidations amongst our competitors;

•	the reliance of our business plan on certain market assumptions;

•	our private label manufacturers failing to provide us with sufficient supply of their products, or failing to meet appropriate quality requirements;

•	our inability to timely manufacture products or instrument sets to meet demand;

•	our plans to bring the manufacturing of certain of our products in-house and possible disruptions we may experience in connection with such transition;

•	our plans to increase our gross margins by taking certain actions designed to do so;

•	the loss of key suppliers, which may result in our inability to meet customer orders for our products in a timely manner or within our budget;

•
the incurrence of significant expenditures of resources to maintain relatively high levels of inventory, which could reduce our cash flows and increase the risk of inventory obsolescence, which could harm our operating results;

•
consolidation in the healthcare industry that could lead to demands for price concessions or the exclusion of some suppliers from certain of our markets, which could have an adverse effect on our business, financial condition or operating results;

•	our clinical trials and their results and our reliance on third parties to conduct them;

•	the compliance of our products with the laws and regulations of the countries in which they are marketed, which compliance may be costly and time-consuming;

•
the use, misuse or off-label use of our products that may harm our image in the marketplace or result in injuries that may lead to product liability suits, which could be costly to our business or result in governmental sanctions; and

•	pending and future other litigation, which could have an adverse effect on our business, financial condition or operating results.

For more information regarding these and other uncertainties and factors that could cause our actual results to differ materially from what we have anticipated in our forward-looking statements or otherwise could materially adversely affect our business, financial condition or operating results, see “Part II. Other Information - Item 1A. Risk Factors” of the Quarterly Report on Form 10-Q for the quarter ended September 27, 2015 filed by Wright Medical Group N.V. with the SEC. The risks and uncertainties described above and in “Part II. Other Information - Item 1A. Risk Factors” of the Quarterly Report on Form 10-Q for the quarter ended September 27, 2015 filed by Wright Medical Group N.V. with the SEC are not exclusive and further information concerning us and our business, including factors that potentially could materially affect our financial results or condition, may emerge from time to time. We assume no obligation to update, amend or clarify forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K we file with or furnish to the SEC.

FINANCIAL STATEMENTS (unaudited).

WRIGHT MEDICAL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(unaudited)

	September 30, 2015	December 31, 2014
Assets:
Current assets:
Cash and cash equivalents	$254,435	$227,326
Marketable securities	—	2,575
Accounts receivable, net	51,713	57,190
Inventories	111,064	88,412
Prepaid expenses	8,611	11,161
Deferred income taxes	4,007	3,437
Other current assets	32,045	50,355
Total current assets	461,875	440,456
Property, plant and equipment, net	122,450	104,235
Goodwill	190,568	190,966
Intangible assets, net	68,308	69,025
Deferred income taxes	736	815
Other assets	121,598	87,179
Total assets	$965,535	$892,676
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$18,261	$16,729
Accrued expenses and other current liabilities	79,345	170,204
Current portion of long-term obligations	784	718
Total current liabilities	98,390	187,651
Long-term debt and capital lease obligations	565,556	280,612
Deferred income taxes	14,591	11,566
Other liabilities	173,027	134,044
Total liabilities	851,564	613,873
Commitments and contingencies (Note 12)
Stockholders’ equity:
Common stock, $.01 par value, authorized: 100,000,000 shares; issued and outstanding: 51,471,807 shares at September 30, 2015 and 51,326,696 shares at December 31, 2014	512	509
Additional paid-in capital	786,443	751,061
Accumulated other comprehensive (loss) income	(4,895)	2,398
Accumulated deficit	(668,089)	(475,165)
Total stockholders’ equity	113,971	278,803
Total liabilities and stockholders’ equity	$965,535	$892,676

The accompanying notes are an integral part of these condensed consolidated financial statements.

WRIGHT MEDICAL GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net sales	$80,139	$71,307	$238,493	$214,733
Cost of sales [1]	23,052	16,703	63,812	54,126
Gross profit	57,087	54,604	174,681	160,607
Operating expenses:
Selling, general and administrative [1]	85,997	66,926	250,801	207,629
Research and development [1]	9,570	5,948	24,644	18,603
Amortization of intangible assets	2,562	2,379	7,741	7,241
Total operating expenses	98,129	75,253	283,186	233,473
Operating loss	(41,042)	(20,649)	(108,505)	(72,866)
Interest expense, net	11,185	4,565	29,793	12,873
Other (income) expense, net	10,236	21,430	7,395	54,986
Net loss from continuing operations before income taxes	(62,463)	(46,644)	(145,693)	(140,725)
Provision (benefit) for income taxes	187	3,003	511	(7,197)
Net loss from continuing operations	$(62,650)	$(49,647)	$(146,204)	$(133,528)
Loss from discontinued operations, net tax (Note 2)	(36,211)	(12,160)	(46,720)	(14,925)
Net loss	$(98,861)	$(61,807)	$(192,924)	$(148,453)
Net loss from continuing operations per share (Note11):
Basic	$(1.22)	$(0.99)	$(2.86)	$(2.70)
Diluted	$(1.22)	$(0.99)	$(2.86)	$(2.70)
Net loss per share (Note11):
Basic	$(1.93)	$(1.24)	$(3.78)	$(3.00)
Diluted	$(1.93)	$(1.24)	$(3.78)	$(3.00)

Weighted-average number of shares outstanding-basic	51,172	50,043	51,033	49,441
Weighted-average number of shares outstanding-diluted	51,172	50,043	51,033	49,441
___________________________

[1]	These line items include the following amounts of non-cash, stock-based compensation expense for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cost of sales	$17	$43	$28	$231
Selling, general and administrative	1,777	2,522	6,895	7,932
Research and development	231	304	783	805

The accompanying notes are an integral part of these condensed consolidated financial statements.

WRIGHT MEDICAL GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net loss	$(98,861)	$(61,807)	$(192,924)	$(148,453)

Other comprehensive income (loss), net of tax:
Changes in foreign currency translation	(1,581)	(11,034)	(7,293)	(11,636)
Unrealized gain on marketable securities, net of taxes of $1 and $1, respectively	—	(1)	—	2
Reclassification of currency translation adjustment (CTA) write-off to earnings related to liquidation of Japanese subsidiary	—	—	—	2,628
Reclassification of minimum pension liability to earnings	—	—	—	(344)
Other comprehensive income (loss)	(1,581)	(11,035)	(7,293)	(9,350)

Comprehensive loss	$(100,442)	$(72,842)	$(200,217)	$(157,803)

The accompanying notes are an integral part of these condensed consolidated financial statements.

WRIGHT MEDICAL GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Operating activities:
Net loss	$(192,924)	$(148,453)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	16,966	13,617
Stock-based compensation expense	7,706	8,968
Amortization of intangible assets	7,741	7,241
Amortization of deferred financing costs and debt discount	20,175	8,162
Write off of deferred financing costs and debt discount	24,746	—
Deferred income taxes	2	2,268
Excess tax benefit from stock-based compensation arrangements	—	(59)
Non-cash adjustments to derivative fair value	(12,022)	2,000
Gain on sale of OrthoRecon business	(80)	(24,277)
Mark-to-market adjustment for CVRs (Note 1)	(7,290)	51,294
Reduction of insurance receivable	25,000	—
Other	4,845	1,537
Changes in assets and liabilities (net of acquisitions and dispositions):
Accounts receivable	2,878	(8,475)
Inventories	(22,784)	(12,472)
Prepaid expenses and other assets	(2,872)	(13,825)
Accounts payable	1,866	18,594
Accrued expenses and other liabilities	12,191	7,728
CVR payment in excess of value assigned as part of purchase price allocation	(27,983)	—
Net cash used in operating activities	(141,839)	(86,152)
Investing activities:
Capital expenditures	(34,013)	(35,706)
Acquisition of businesses	(4,905)	(80,556)
Purchase of intangible assets	(82)	(2,761)
Sales and maturities of available-for-sale marketable securities	2,566	11,245
Proceeds from sale of assets	—	274,687
Net cash (used in) provided by investing activities	(36,434)	166,909
Financing activities:
Issuance of common stock	3,084	26,376
Proceeds from 2020 Warrants	86,400	—
Payment for 2020 Notes hedge option	(144,843)	—
Repurchase of 2017 warrants	(59,803)	—
Payment of 2017 Notes premium	(49,152)	—
Proceeds from 2017 Notes hedge option	69,764	—
Proceeds from convertible 2020 notes	632,500	—
Redemption of convertible 2017 notes	(240,000)	—
Payments of deferred financing and equity issuance costs	(20,081)	—
Payments of capital leases	(530)	(260)
Excess tax benefit from stock-based compensation arrangements	—	59
Payment of contingent consideration (CVR)	(70,120)	—
Net cash provided by financing activities	207,219	26,175
Effect of exchange rates on cash and cash equivalents	(1,837)	(2,636)
Net increase in cash and cash equivalents	27,109	104,296
Cash and cash equivalents, beginning of period	227,326	168,735
Cash and cash equivalents, end of period	$254,435	$273,031
The accompanying notes are an integral part of these condensed consolidated financial statements.

WRIGHT MEDICAL GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. Summary of Significant Accounting Policies
Basis of Presentation. The unaudited condensed consolidated interim financial statements of Wright Medical Group, Inc. (WMG, legacy Wright, we, us, or our) have been prepared in accordance with accounting principles generally accepted (GAAP) in the United States (U.S.) for interim financial statements. Accordingly, these unaudited condensed consolidated interim financial statements should be read in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the U.S. Securities and Exchange Commission (SEC) on February 26, 2015.
On October 1, 2015, we completed our previously announced merger with Tornier N.V. (Tornier). See Note 14 to the consolidated financial statements for additional information regarding the merger.
In the opinion of management, these unaudited condensed consolidated interim financial statements reflect all adjustments necessary for a fair presentation of our interim financial results. All such adjustments are of a normal and recurring nature. The results of operations for any interim period are not indicative of results for the full fiscal year.
The accompanying unaudited condensed consolidated interim financial statements include our accounts and those of our domestic and international subsidiaries, all of which are wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.
The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the financial statements and the amounts of revenues and expenses during the reporting periods. Actual amounts realized or paid could differ from those estimates.
Fair Value of Financial Instruments. The carrying values of cash and cash equivalents, accounts receivable, and accounts payable approximate the fair values of these financial instruments as of September 30, 2015 and December 31, 2014 due to their short maturities or variable rates.
The outstanding $632.5 million of our 2.00% Convertible Senior Notes maturing in 2020 (2020 Notes) are carried at cost, net of unamortized discount. The estimated fair value of the 2020 Notes was approximately $605.4 million at September 30, 2015, based on a quoted price in an active market (Level 1).
The remaining outstanding $60 million of our 2.00% Convertible Senior Notes maturing in 2017 (2017 Notes) are carried at cost, net of unamortized discount. The estimated fair value of the 2017 Notes was approximately $63.6 million at September 30, 2015, based on a quoted price in an active market (Level 1).
Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 820, Fair Value Measurement, requires fair value measurements be classified and disclosed in one of the following three categories:
Level 1: Financial instruments with unadjusted, quoted prices listed on active market exchanges.
Level 2: Financial instruments determined using prices for recently traded financial instruments with similar underlying terms as well as directly or indirectly observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3: Financial instruments that are not actively traded on a market exchange. This category includes situations where there is little, if any, market activity for the financial instrument. The prices are determined using significant unobservable inputs or valuation techniques.
We use a third-party provider to determine fair values of our available-for-sale debt securities. The third-party provider receives market prices for each marketable security from a variety of industry standard data providers, security master files from large financial institutions and other third-party sources with reasonable levels of price transparency. The third-party provider uses these multiple prices as inputs into a pricing model to determine a weighted average price for each security. We have controls in place to review the third party provider's qualifications and procedures used to determine fair values and to validate the prices used in their determination of fair value. We classify our investment in U.S. Treasury bills and bonds and corporate equity securities as Level 1 based upon quoted prices in active markets. All other marketable securities are classified as Level 2 based upon the other than quoted prices with observable market data. These include U.S. agency debt securities, certificates of deposit, commercial paper, and corporate debt securities.
During the third quarter of 2012, we issued $300 million of the 2017 Notes, and we recorded a derivative liability for the conversion feature (2017 Notes Conversion Derivative) of such 2017 Notes. Additionally, we entered into convertible notes hedging transactions (2017 Notes Hedges) in connection with the issuance of our 2017 Notes. On February 13, 2015, in connection with our issuance of the $632.5 million of the 2020 Notes, we used approximately $292 million of the net proceeds from the offering to repurchase approximately $240 million aggregate principal amount of our outstanding 2.00% cash convertible senior notes due 2017 in privately negotiated transactions, and settled all of the 2017 Notes Hedges. The 2017 Notes Conversion Derivative is measured at fair value using Level 3 inputs. These instruments are not actively traded and are valued using an option pricing model that uses observable and unobservable market data for inputs.
On February 13, 2015, we issued $632.5 million of the 2020 Notes, and we have recorded a derivative liability for the conversion feature (2020 Notes Conversion Derivative) of such 2020 Notes. Additionally, we entered into convertible notes hedging transactions (2020 Notes Hedges) in connection with the issuance of the 2020 Notes. The 2020 Notes Hedges and the 2020 Notes Conversion Derivative are measured at fair value using Level 3 inputs. These instruments are not actively traded and are valued using an option pricing model that uses observable and unobservable market data for inputs.
To determine the fair value of the embedded conversion option in the 2017 Notes Conversion Derivative and 2020 Notes Conversion Derivative, a trinomial lattice model was used. A trinomial stock price lattice generates three possible outcomes of stock price - one up, one down, and one stable. This lattice generates a distribution of stock prices at the maturity date and throughout the life of the 2017 Notes and 2020 Notes. Using this stock price lattice, a convertible note lattice was created where the value of the embedded conversion option was estimated by comparing the value produced in a convertible note lattice with the option to convert against the value without the ability to convert. In each case, the convertible note lattice first calculates the possible convertible note values at the maturity date, using the distribution of stock prices, which equals to the maximum of (x) the remaining bond cash flows and (y) stock price times the conversion price. The values of the 2017 Notes Conversion Derivative and 2020 Notes Conversion Derivative at the valuation date was estimated using the values at the maturity date and moving back in time on the lattices (both for the lattice with the conversion option and without the conversion option). Specifically, at each node, if the 2017 Notes or 2020 Notes are eligible for early conversion, the value at this node is the maximum of (i) converting to stock, which is the stock price times the conversion price, and (ii) holding onto the 2017 Notes and 2020 Notes, which is the discounted and probability-weighted value from the three possible outcomes at the future nodes plus any accrued but unpaid coupons that are not considered at the future nodes. If the 2017 Notes or 2020 Notes are not eligible for early conversion, the value of the conversion option at this node equals to (ii). In the lattice, a credit adjustment was applied to the discount for each cash flow in the model as the embedded conversion option, as well as the coupon and notional payments, is settled with cash instead of shares.

To estimate the fair value of the 2020 Notes Hedges, we used the Black-Scholes formula combined with credit adjustments, as the bank counterparties have credit risk and the call options are cash settled. We assumed that the call options will be exercised at the maturity since our common stock does not pay any dividends and management does not expect to declare dividends in the near term.

The following assumptions were used in the fair market valuations of the 2017 Notes Conversion Derivative and 2020 Notes Conversion Derivative and 2020 Notes Hedges as of September 30, 2015:

	2017 Notes Conversion Derivative	2020 Notes Conversion Derivative	2020 Notes Hedge
Stock Price Volatility (1)	43%	43%	43%
Credit Spread for Wright (2)	5.4%	6.4%	NA
Credit Spread for Deutsche Bank AG (3)	N/A	N/A	0.9%
Credit Spread for Wells Fargo Securities, LLC (3)	N/A	N/A	0.5%
Credit Spread for JPMorgan Chase Bank (3)	N/A	N/A	0.7%

(1)	Volatility selected based on historical and implied volatility of common shares of Wright Medical Group, Inc.

(2)	Credit spread implied from traded price.

(3)	Credit spread of each bank is estimated using CDS curves. Source: Bloomberg.
As part of the acquisitions of EZ Concepts Surgical Device Corporation, d/b/a EZ FrameTM and CCI® Evolution Mobile Bearing Total Ankle Replacement system (CCI acquisition), completed in 2010 and 2011, respectively, we have recorded $0.2 million of contingent liabilities for potential future cash payments related to these transactions as of September 30, 2015. The fair value of the contingent consideration associated with each of the acquisitions noted above as of September 30, 2015, was determined using a discounted cash flow model and probability adjusted estimates of the future earnings and is classified in Level 3.

As part of the acquisition of WG Healthcare in 2013, we have recorded contingent consideration of approximately $1.6 million as of September 30, 2015. The fair value of the contingent consideration associated with this acquisition as of September 30, 2015, was determined using a discounted cash flow model, utilizing a 12% discount rate and probability adjusted estimates of the future earnings and is classified in Level 3.
As part of the acquired sales and distribution business of Surgical Specialties Australia Pty. Ltd, in 2015, we have recorded contingent consideration of approximately $1.5 million as of September 30, 2015. The fair value of the contingent consideration associated with this acquisition as of September 30, 2015, was determined using a discounted cash flow model, utilizing a 14% discount rate and probability adjusted estimates of the future earnings and is classified in Level 3.
On March 1, 2013, as part of the acquisition of BioMimetic Therapeutics, Inc. (BioMimetic), we issued Contingent Value Rights (CVRs) as part of the merger consideration. Each CVR entitles its holder to receive additional cash payments of up to $6.50 per share, which were payable upon receipt of Food and Drug Administration (FDA) approval of Augment® Bone Graft and upon achieving certain revenue milestones. On September 1, 2015, Augment® Bone Graft received FDA approval and the first of the milestone payments associated with the CVRs was paid out at $3.50 per share, which totaled $98.1 million. The fair value of the CVRs outstanding at September 30, 2015 of $28.6 million was determined using the closing price of the security in the active market (Level 1). For the three and nine months ended September 30, 2015, the change in the value of the CVRs resulted in a $14.6 million loss and $7.3 million gain, respectively. For the three and nine months ended September 30, 2014, the change in the value of the CVRs resulted in a loss of $18.5 million and $51.3 million, respectively.
Changes in the fair value of contingent consideration are recorded in "Other (income) expense, net" in our condensed consolidated statements of operations.
The following table summarizes the valuation of our financial instruments measured at fair value on a recurring basis (in thousands):

	Total	Quoted Prices in Active Markets (Level 1)	Prices with Other Observable Inputs (Level 2)	Prices with Unobservable Inputs (Level 3)
At September 30, 2015
Assets
Cash and cash equivalents	$254,435	$254,435	$—	$—
Available-for-sale marketable securities
Corporate debt securities	—	—	—	—
U.S. government debt securities	—	—	—	—
Total available-for-sale marketable securities	—	—	—	—

2020 Notes Hedges	102,226	—	—	102,226

Total	$356,661	$254,435	$—	$102,226

Liabilities
2017 Notes Conversion Derivative	$8,143	$—	$—	$8,143
2020 Notes Conversion Derivative	103,615	—	—	103,615
Contingent consideration	3,303	—	—	3,303
Contingent consideration (CVR)	28,590	28,590	—	—

Total	$143,651	$28,590	$—	$115,061

	Total	Quoted Prices in Active Markets (Level 1)	Prices with Other Observable Inputs (Level 2)	Prices with Unobservable Inputs (Level 3)
At December 31, 2014
Assets
Cash and cash equivalents	$227,326	$227,326	$—	$—
Available-for-sale marketable securities
Corporate debt securities	566	—	566	—
U.S. Government debt securities	2,009	2,009	—	—
Total available-for-sale marketable securities	2,575	2,009	566	—

2017 Notes Hedges	80,000	—	—	80,000

Total	$309,901	$229,335	$566	$80,000

Liabilities
2017 Notes Conversion Derivative	$76,000	$—	$—	$76,000
Contingent consideration	1,705	—	—	1,705
Contingent consideration (CVR)	$133,981	133,981	$—	$—
Total	$211,686	$133,981	$—	$77,705

The following is a roll forward of our assets and liabilities measured at fair value on a recurring basis using unobservable inputs (Level 3):

	Balance at December 31, 2014	Additions	Transfers into Level 3	Gain/(Losses) included in Earnings	Currency	Settlements	Balance at September 30, 2015

2017 Notes Hedges	$80,000	—	—	(10,236)	—	(69,764)	$—
2017 Notes Conversion Derivative	$(76,000)	—	—	18,705	—	49,152	$(8,143)
2020 Notes Hedges	$—	144,843	—	(42,617)	—	—	$102,226
2020 Notes Conversion Derivative	$—	(149,784)	—	46,169	—	—	$(103,615)
Contingent Consideration	$(1,705)	(1,501)	—	(144)	47	—	$(3,303)

2. Discontinued Operations
On January 9, 2014, we completed our divestiture and sale of the OrthoRecon business to MicroPort Scientific Corporation (MicroPort). Pursuant to the terms of the asset purchase agreement (Purchase Agreement), the purchase price (as defined in the Purchase Agreement) for the OrthoRecon business was approximately $283 million (including a working capital adjustment), which MicroPort paid in cash. As a result of the transaction, we recognized approximately $24.3 million as the gain on disposal of the OrthoRecon business, before the effect of income taxes for the year ended December 31, 2014.

All current and historical operating results for the OrthoRecon business are reflected within discontinued operations in the condensed consolidated financial statements. In addition, costs associated with corporate employees and infrastructure transferred as a part of the sale were included in discontinued operations. The following table summarizes the results of discontinued operations (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue	$—	$—	$—	$3,056
Loss before tax (including $24.3 million gain from disposal in 2014)	(36,211)	(18,137)	(46,720)	(7,121)
Income tax benefit	—	(5,977)	—	7,804
Loss from discontinued operations, net of tax	(36,211)	(12,160)	(46,720)	(14,925)
Net loss from discontinued operations per share (Note11):
Basic	$(0.71)	$(0.24)	$(0.92)	$(0.30)
Diluted	$(0.71)	$(0.24)	$(0.92)	$(0.30)

Weighted-average number of shares outstanding-basic	51,172	50,043	51,033	49,441
Weighted-average number of shares outstanding-diluted	51,172	50,043	51,033	49,441

During the three months ended September 30, 2015, we recognized a $25 million charge to write down an insurance receivable associated with product liability claims. Additionally, during the three months ended September 30, 2015, we increased our estimated product liability by approximately $4 million for claims that had been incurred in prior periods. We have analyzed the impact of this adjustment and determined that this out-of-period charge did not have a material impact to the prior period or current period financial statements. See Note 12 for additional information regarding our product liabilities and the associated insurance.
The 2014 effective tax rate within the results of discontinued operations reflects the sale of non-deductible goodwill of $25.8 million associated with the OrthoRecon business.
Certain liabilities associated with the OrthoRecon business, including product liability claims associated with hip and knee products sold prior to the closing, were not assumed by MicroPort. Charges associated with these product liability claims, including legal defense, settlements and judgments, income associated with product liability insurance recoveries, and changes to any contingent liabilities associated with the OrthoRecon business have been reflected within results of discontinued operations, and we will continue to reflect these within results of discontinued operations in future periods. We will incur continuing cash outflows associated with legal defense costs and the ultimate resolution of these contingent liabilities, net of insurance proceeds, until these liabilities are resolved.

3. Inventories
Inventories consist of the following (in thousands):

	September 30, 2015	December 31, 2014
Raw materials	$7,768	$6,910
Work-in-process	16,806	13,849
Finished goods	86,490	67,653
	$111,064	$88,412

During the quarter ended September 30, 2015, we recorded a $2.1 million charge to Cost of sales to recognize the loss of inventory associated with our U.S. distributor transitions following distributor conversions associated with our direct sales initiative, our OrthoRecon divestiture and our recent acquisitions prior to 2015. We have analyzed the impact of this adjustment and determined that this out-of-period charge did not have a material impact to the prior period or current period financial statements.

4. Marketable Securities
Our investments in marketable securities are classified as available-for-sale securities in accordance with ASC Topic 320, Investments — Debt and Equity Securities. These securities are carried at their fair value, and all unrealized gains and losses are recorded within other comprehensive income. Marketable securities are classified as current for those expected to mature or be sold within 12 months and the remaining portion is classified as non-current. The cost of investment securities sold is determined by the specific identification method.
As of September 30, 2015, we had no marketable securities. As of December 31, 2014, we had current marketable securities totaling $2.6 million, respectively, consisting of investments in corporate and government bonds, all of which were valued at fair value using a market approach.
The following tables present a summary of our marketable securities as of December 31, 2014 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
At December 31, 2014
Available-for-sale marketable securities
Corporate debt securities	566	—	—	566
U.S. government debt securities	2,009	—	—	2,009
Total available-for-sale marketable securities	$2,575	$—	$—	$2,575

5. Property, Plant and Equipment, Net
Property, plant and equipment consist of the following (in thousands):

	September 30, 2015	December 31, 2014
Property, plant and equipment, at cost	$221,602	$191,094
Less: Accumulated depreciation	(99,152)	(86,859)
	$122,450	$104,235

6. Long-Term Debt and Capital Lease Obligations
Long-term debt and capital lease obligations consist of the following (in thousands):

	September 30, 2015	December 31, 2014
Capital lease obligations	$12,197	$8,678
2017 Notes	55,999	272,652
2020 Notes	498,144	—
	566,340	281,330
Less: current portion	(784)	(718)
	$565,556	$280,612
2017 Notes
On August 31, 2012, we issued $300 million aggregate principal amount of the 2017 Notes pursuant to an indenture, dated as of August 31, 2012 between us and The Bank of New York Mellon Trust Company, N.A., as Trustee. The 2017 Notes will mature on August 15, 2017, and we pay interest on the 2017 Notes semi-annually on each February 15 and August 15 at an annual rate of 2.00%. We may not redeem the 2017 Notes prior to the maturity date, and no “sinking fund” is available for the 2017 Notes, which means that we are not required to redeem or retire the 2017 Notes periodically. The 2017 Notes are convertible at the option of the holder, during certain periods and subject to certain conditions as described below, solely into cash at an initial conversion rate of 39.3140 shares of our common stock per $1,000 principal amount of the 2017 Notes, subject to adjustment upon the occurrence of specified events, which represents an initial conversion price of $25.44 per share. The completion of the merger with Tornier will result in an adjustment to the underlying shares and conversion price. The holder of the 2017 Notes may convert their notes at any time prior to February 15, 2017 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending December 31, 2012 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events, including during the period beginning 35 scheduled trading days prior to the anticipated effective date of our proposed merger with Tornier N.V. "Tornier" and ending 35 trading days after the actual effective date of such merger. While we currently do not expect significant conversions because the notes currently trade at a premium to the as-converted value, and a converting holder would forego future interest payments, any conversions would reduce our cash resources. On or after February 15, 2017 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their 2017 Notes solely into cash, regardless of the foregoing circumstances. Upon conversion, a holder will receive an amount in cash, per $1,000 principal amount of the 2017 Notes, equal to the settlement amount as calculated under the indenture relating to the 2017 Notes. If we undergo a fundamental change, as defined in the indenture relating to the 2017 Notes, subject to certain conditions, holders of the 2017 Notes will have the option to require us to repurchase for cash all or a portion of their notes at a purchase price equal to 100% of the principal amount of the 2017 Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date, as defined in the indenture relating to the 2017 Notes. In addition, following certain corporate transactions, we, under certain circumstances, will pay a cash make-whole premium by increasing the applicable conversion rate for a holder that elects to convert its 2017 Notes in connection with such corporate transaction. The 2017 Notes are senior unsecured obligations that rank: (i) senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the 2017 Notes; (ii) equal in right of payment to any of our unsecured indebtedness that is not so subordinated; (iii) effectively junior in right of payment to any secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In conjunction with the issuance of the 2017 Notes, we recognized deferred financing charges of approximately $8.8 million, which are being amortized over the term of the 2017 Notes using the effective interest method.
The 2017 Notes Conversion Derivative requires bifurcation from the 2017 Notes in accordance with ASC Topic 815, Derivatives and Hedging, and is accounted for as a derivative liability. The fair value of the 2017 Notes Conversion Derivative at the time of issuance of the 2017 Notes was $48.1 million and was recorded as original debt discount for purposes of accounting for the debt component of the 2017 Notes. This discount is amortized as interest expense using the effective interest method over the term of the 2017 Notes. For the three and nine months ended September 30, 2015, the Company recorded $0.5 million and $2.4 million of interest expense related to the amortization of the debt discount based upon an effective rate of 6.47%. For the three and nine months ended September 30, 2014, the Company recorded $2.3 million and $6.9 million of interest expense related to the amortization of the debt discount based upon an effective rate of 6.47%.
In connection with the 2020 Notes Offering, on February 13, 2015, we purchased and extinguished $240 million aggregate principal amount of the 2017 Notes. As a result of the repurchase, we recognized approximately $24.7 million for the write off of related pro-rata unamortized deferred financing fees and debt discount within "Other expense (income), net" in our condensed consolidated statements of operations. As of September 30, 2015, $60 million aggregate principal amount of the 2017 Notes remained outstanding and is included within long-term obligations on the consolidated balance sheet.
The components of the 2017 Notes were as follows (in thousands):

	September 30, 2015	December 31, 2014
Principal amount of 2017 Notes	$60,000	$300,000
Unamortized debt discount	(4,001)	(27,348)
Net carrying amount of 2017 Notes	$55,999	$272,652
2020 Notes
On February 13, 2015, we issued $632.5 million aggregate principal amount of the 2020 Notes pursuant to an indenture, dated as of February 13, 2015 between us and The Bank of New York Mellon Trust Company, N.A., as Trustee. The 2020 Notes will pay interest semi-annually on each February 15 and August 15 at an annual rate of 2.00%, and will mature on February 15, 2020 unless earlier converted or repurchased. The 2020 Notes will be convertible, subject to certain conditions, solely into cash. The initial conversion rate for the 2020 Notes will be 32.3939 shares of our common stock (subject to adjustment as provided in the Indenture) per $1,000 principal amount of the 2020 Notes (subject to, and in accordance with, the settlement provisions of the Indenture), which is equal to an initial conversion price of approximately $30.87 per share of common stock. The completion of the merger with Tornier will result in an adjustment to the underlying shares and conversion price. In addition, within 90 days of the effective time of the merger, Wright Medical Group N.V. is obligated to execute a supplemental indenture, fully and unconditionally guaranteeing, on a senior unsecured basis, our obligations relating to the 2020 Notes. We may not redeem the 2020 Notes prior to the maturity date, and no “sinking fund” is available for the 2020 Notes, which means that we are not required to redeem or retire the 2020 Notes periodically.
The holders of the 2020 Notes may convert their notes at any time prior to August 15, 2019 solely into cash, in multiples of $1,000 principal amount, upon satisfaction of one or more of the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2015 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of 2020 Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. Our merger with Tornier did not result in a conversion right for holders of the 2020 Notes. On or after August 15, 2019 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their 2020 Notes solely into cash, regardless of the foregoing circumstances. Upon conversion, a holder will receive an amount in cash, per $1,000 principal amount of the 2020 Notes, equal to the settlement amount as calculated under the indenture relating to the 2020 Notes. If we undergo a fundamental change, as defined in the indenture relating to the 2020 Notes, subject to certain conditions, holders of the 2020 Notes will have the option to require us to repurchase for cash all or a portion of their notes at a purchase price equal to 100% of the principal amount of the 2020 Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date, as defined in the indenture relating to the 2020 Notes. In addition, following certain corporate transactions, we, under certain circumstances, will increase the applicable conversion rate for a holder that elects to convert its 2020 Notes in connection with such corporate transaction. The 2020 Notes are senior unsecured obligations that rank: (i) senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the 2020 Notes; (ii) equal in right of payment to any of our unsecured indebtedness that is not so subordinated; (iii) effectively junior in right of payment to any secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In conjunction with the issuance of the 2020 Notes, we recorded deferred financing charges of approximately $18 million, which are being amortized over the term of the 2020 Notes using the effective interest method.
The 2020 Notes Conversion Derivative requires bifurcation from the 2020 Notes in accordance with ASC Topic 815, Derivatives and Hedging, and is accounted for as a derivative liability. The fair value of the 2020 Notes Conversion Derivative at the time of issuance of the 2020 Notes was $149.8 million and was recorded as original debt discount for purposes of accounting for the debt component of the 2017 Notes. This discount is amortized as interest expense using the effective interest method over the term of the 2017 Notes. For the three and nine months ended September 30, 2015, we recorded $6.1 million and $15.4 million of interest expense related to the amortization of the debt discount based upon an effective rate of 8.54%.
The components of the 2020 Notes were as follows (in thousands):

	September 30, 2015	December 31, 2014
Principal amount of 2020 Notes	$632,500	$—
Unamortized debt discount	(134,356)	—
Net carrying amount of 2020 Notes	$498,144	$—

We entered into 2020 Notes Hedges in connection with the issuance of the 2020 Notes with three counterparties (the Option Counterparties). The 2020 Notes Hedges, which are cash-settled, are intended to reduce our exposure to potential cash payments that we would be required to make if holders elect to convert the 2020 Notes at a time when our stock price exceeds the conversion price. However, in connection with certain events, including, among others, (i) a merger other than our merger with Tornier, or other make-whole fundamental change (as defined in the 2020 Notes indenture), (ii) certain hedging disruption events, which may include changes in tax laws, an increase in the cost of borrowing our common stock in the market or other material increases in the cost to the Option Counterparties of hedging the 2020 Note Hedges and warrants, (iii) our failure to perform certain obligations under our 2020 Notes indenture or under the 2020 Notes Hedges and warrant transactions, (iv) certain payment defaults on our existing indebtedness in excess of $25 million or (v) if we or any of our significant subsidiaries become insolvent or otherwise becomes subject to bankruptcy proceedings, the Option Counterparties have the discretion to terminate the 2020 Note Hedges and warrant transactions at a value determined by them in a commercially reasonable manner, which may reduce the effectiveness of the 2020 Note Hedges or increase our obligations under the warrant transactions. In addition, the Option Counterparties have broad discretion to make certain adjustments to the 2020 Notes Hedges and warrant transactions upon the occurrence of certain other events, including, among others, (i) any adjustment to the conversion rate of our 2020 Notes, (ii) a change in law that adversely impacts the Option Counterparties’ ability to hedge their positions in our 2020 Note Hedges and warrants or (iii) upon the announcement of certain significant corporate events, including events that may give rise to a termination event as described above, such as the announcement of a third-party tender offer for more than 10% of our shares of common stock or that may have a material economic effect on the warrant transactions. Any such adjustment may also reduce the effectiveness of the 2020 Note Hedges or increase our obligations under the warrant transactions. The aggregate cost of the 2020 Notes Hedges was $144.8 million and is accounted for as a derivative asset in accordance with ASC Topic 815. See Note 7 of the condensed consolidated financial statements for additional information regarding the 2020 Notes Hedges and the 2020 Notes Conversion Derivative.
We also entered into warrant transactions in which we sold warrants for an aggregate of 20.5 million shares of our common stock to the Option Counterparties, subject to adjustment. The strike price of the warrants was initially $40.00 per share, which was 59% above the last reported sale price of our common stock on February 9, 2015. The warrants are net-share settled and are exercisable over the 200 trading day period beginning on May 15, 2020. The warrant transactions will have a dilutive effect to the extent that the market value per share of our common stock during such period exceeds the applicable strike price of the warrants.
Aside from the initial payment of the $144.8 million premium to the Option Counterparties, we do not expect to be required to make any cash payments to the Option Counterparties under the 2020 Notes Hedges and expect to be entitled to receive from the Option Counterparties cash, generally equal to the amount by which the market price per share of common stock exceeds the strike price of the convertible note hedging transactions during the relevant valuation period. The strike price under the 2020 Notes Hedges is equal to the conversion price of the 2020 Notes. Additionally, if the market value per share of our common stock exceeds the strike price on any day during the 200 trading day measurement period under the warrant transaction, we will be obligated to issue to the Option Counterparties a number of shares equal in value to one percent of the amount by which the then-current market value of one share of our common stock exceeds the then-effective strike price of each warrant, multiplied by the number of shares of common stock into which the 2020 Notes are then convertible at or following maturity. We will not receive any additional proceeds if warrants are exercised.
Capital Leases
In May 2015, the capital lease associated with our corporate headquarters building was amended to increase our occupied space, and to extend the lease term an additional 24 months with the new expiration date of October 31, 2026. The amendment resulted in a $4.0 million increase to our liability.

7. Derivative Instruments and Hedging Activities
We account for derivatives in accordance with ASC Topic 815, which establishes accounting and reporting standards requiring that derivative instruments be recorded on the balance sheet as either an asset or liability measured at fair value. Additionally, changes in the derivative’s fair value shall be recognized currently in earnings unless specific hedge accounting criteria are met.
2017 Conversion Derivative and Notes Hedging
On August 31, 2012, we issued the 2017 Notes. The 2017 Notes Conversion Derivative requires bifurcation from the 2017 Notes in accordance with ASC Topic 815, and is accounted for as a derivative liability. The fair value of the 2017 Notes Conversion Derivative at the time of issuance of the 2017 Notes was $48.1 million. See Note 6 of the condensed consolidated financial statements for additional information regarding the 2017 Notes.
We also entered into the 2017 Notes Hedges in connection with the issuance of the 2017 Notes with certain counterparties. The 2017 Notes Hedges, which are cash-settled, are intended to reduce our exposure to potential cash payments that we are required to make upon conversion of the 2017 Notes in excess of the principal amount of converted notes if our common stock price exceeds the conversion price. The aggregate cost of the 2017 Notes Hedges was $56.2 million and was accounted for as a derivative asset in accordance with ASC Topic 815.
On February 13, 2015, we issued $632.5 million of the 2020 Notes, which generated proceeds of approximately $613 million net of issuance costs. We used approximately $292 million of the net proceeds from this offering to repurchase and extinguish approximately $240 million aggregate principal amount of the 2017 Notes, settle the associated portion of the 2017 Notes Conversion Derivative, approximately $49 million, and to satisfy the accrued interest of $2.4 million. We also settled all of the 2017 Notes Hedges and repurchased all of the warrants associated with the 2017 Notes, generating net proceeds of approximately $10 million. See Note 6 of the condensed consolidated financial statements for additional information regarding the 2020 Notes.

The following table summarizes the fair value and the presentation in the condensed consolidated balance sheet (in thousands):

	Location on condensed consolidated balance sheet	September 30, 2015	December 31, 2014
2017 Notes Hedges	Other assets	$—	$80,000
2017 Notes Conversion Derivative	Other liabilities	$8,143	$76,000

Neither the 2017 Notes Conversion Derivative nor the 2017 Notes Hedges qualify for hedge accounting, thus any change in the fair value of the derivatives is recognized immediately in the condensed consolidated statements of operations. The following table summarizes the gain (loss) on changes in fair value (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
2017 Notes Hedges	$—	$(12,000)	$(10,236)	$(6,000)
2017 Notes Conversion Derivative	4,407	11,000	18,705	4,000
Net gain (loss) on changes in fair value	$4,407	$(1,000)	$8,469	$(2,000)
2020 Conversion Derivative and Notes Hedging
On February 13, 2015, we issued the 2020 Notes. The 2020 Notes Conversion Derivative requires bifurcation from the 2020 Notes in accordance with ASC Topic 815, and is accounted for as a derivative liability. The fair value of the 2020 Notes Conversion Derivative at the time of issuance of the 2020 Notes was $149.8 million. See Note 6 of the condensed consolidated financial statements for additional information regarding the 2020 Notes.
We also entered into the 2020 Notes Hedges in connection with the issuance of the 2020 Notes with the Option Counterparties. The 2020 Notes Hedges, which are cash-settled, are intended to reduce our exposure to potential cash payments that we are required to make upon conversion of the 2020 Notes in excess of the principal amount of converted notes if our common stock price exceeds the conversion price. The aggregate cost of the 2020 Notes Hedges was $144.8 million and is accounted for as a derivative asset in accordance with ASC Topic 815.

	Location on condensed consolidated balance sheet	September 30, 2015	December 31, 2014
2020 Notes Hedges	Other assets	$102,226	$—
2020 Notes Conversion Derivative	Other liabilities	$103,615	$—
Neither the 2020 Notes Conversion Derivative nor the 2020 Notes Hedges qualify for hedge accounting, thus any change in the fair value of the derivatives is recognized immediately in the condensed consolidated statements of operations. The following table summarizes the gain (loss) on changes in fair value (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
2020 Notes Hedges	$(21,512)	$—	$(42,617)	$—
2020 Notes Conversion Derivative	21,757	—	46,169	—
Net gain on changes in fair value	$245	$—	$3,552	$—
Derivatives not Designated as Hedging Instruments
We employ a derivative program using 30-day foreign currency forward contracts to mitigate the risk of currency fluctuations on our intercompany receivable and payable balances that are denominated in foreign currencies. These forward contracts are expected to offset the transactional gains and losses on the related intercompany balances. These forward contracts are not designated as hedging instruments under ASC Topic 815. Accordingly, the changes in the fair value and the settlement of the contracts are recognized in the period incurred in the accompanying condensed consolidated statements of operations. At September 30, 2015, we had no foreign currency contracts outstanding.

8. Goodwill and Intangible Assets
Changes in the carrying amount of goodwill occurring during the nine months ended September 30, 2015 are as follows (in thousands):

	U.S.	International	BioMimetic	Total
Goodwill at December 31, 2014	$173,589	$16,041	$1,336	$190,966
Goodwill associated with acquisitions	—	3,887	—	3,887
Foreign currency translation	—	(4,285)	—	(4,285)
Goodwill at September 30, 2015	$173,589	$15,643	$1,336	$190,568
In September 2015, we acquired the sales and distribution business of Surgical Specialties Australia Pty. Ltd. Prior to the acquisition, Surgical Specialties was our exclusive sales agent in Australia. As a result of the acquisition, we now have a direct employee sales force in Australia which will be integrated with the Tornier operations. We will not record any incremental revenue as a result of the acquisition as we have historically directly billed the end customer and paid Surgical Specialties a commission. The asset purchase agreement included a $4.9 million cash payment and estimated future payments of $4.9 million, primarily related to non-competition and meeting certain financial milestones. As part of the purchase price allocation, we acquired $8.2 million of intangible assets related to customer relationships, non-competition, and settlement of the pre-existing agreement and $3.9 million of goodwill, offset by a $2.5 million deferred tax liability created as part of the transaction.
The above purchase price allocation is considered preliminary and is subject to revision when the valuation of intangible assets is finalized upon receipt of the final valuation report for those assets from a third party valuation expert.
Goodwill is recognized for the excess of the purchase price over the fair value of net assets of businesses acquired. Goodwill is required to be tested for impairment at least annually. Unless circumstances otherwise dictate, the annual impairment test is performed in the quarter ended December 31.
The components of our identifiable intangible assets are as follows (in thousands):

	September 30, 2015		December 31, 2014
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Indefinite life intangibles
In-process research and development technology	$—		$4,266
Tradename	3,951		4,004
Total indefinite life intangibles	3,951		8,270

Finite life intangibles
Distribution channels	250	212	250	194
Completed technology	37,001	11,786	33,253	9,185
Licenses	8,233	2,128	8,234	1,637
Customer relationships	32,661	6,284	27,946	4,636
Trademarks	2,756	2,416	2,798	1,850
Non-compete agreements	8,785	3,593	8,508	3,397
Other	1,231	141	771	106
Total finite life intangibles	90,917	$26,560	81,760	$21,005

Total intangibles	94,868		90,030
Less: Accumulated amortization	(26,560)		(21,005)
Intangible assets, net	$68,308		$69,025
Based on total finite life intangible assets held at September 30, 2015, we expect to amortize approximately $10.2 million for the full year of 2015, $8.9 million in 2016, $8.3 million in 2017, $6.6 million in 2018, and $6.0 million in 2019.

As discussed in Note 1, on September 1, 2015, Augment® Bone Graft received FDA approval which resulted in a reclassification of $4.3 million from indefinite life, in-process research and development intangibles to definite life, completed technology intangibles.

9. Accumulated Other Comprehensive Income (AOCI)
Other comprehensive income (OCI) includes certain gains and losses that under GAAP are included in comprehensive income but are excluded from net income as these amounts are initially recorded as an adjustment to stockholders’ equity. Amounts in OCI may be reclassified to net income upon the occurrence of certain events.
Our OCI is comprised of foreign currency translation adjustments which are reclassified to net income upon sale or upon a complete or substantially complete liquidation of an investment in a foreign entity.
Changes in and reclassifications out of AOCI, net of tax, for the nine months ended September 30, 2015 were as follows (in thousands):

Currency Translation Adjustment (CTA)
Balance December 31, 2014	$2,398
Other comprehensive income (loss), net of tax	(7,293)
Balance September 30, 2015	$(4,895)

10. Changes in Stockholders' Equity
The below table provides an analysis of changes in each balance sheet caption of stockholders’ equity for the nine months ended September 30, 2015 and 2014 (in thousands, except share data):

	Nine Months Ended September 30, 2015
	Common Stock		Additional Paid-in Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income	Total Stockholders' Equity
	Number of Shares	Amount
Balance at December 31, 2014	51,326,696	$509	$751,061	$(475,165)	$2,398	$278,803
2015 Activity:
Net loss	—	—	—	(192,924)	—	(192,924)
Foreign currency translation	—	—	—	—	(7,293)	(7,293)
Issuances of common stock	133,544	1	3,089	—	—	3,090
Grant of non-vested shares of common stock	5,092	—	—	—	—	—
Forfeitures of non-vested shares of common stock	(5,695)	—	—	—	—	—
Vesting of stock-settled phantom stock and restricted stock units	12,170	2	(2)	—	—	—
Stock-based compensation	—	—	7,720	—	—	7,720
Issuance of stock warrants, net of equity issuance costs	—	—	24,575	—	—	24,575
Balance at September 30, 2015	51,471,807	$512	$786,443	$(668,089)	$(4,895)	$113,971

	Nine Months Ended September 30, 2014
	Common Stock		Additional Paid-in Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income	Total Stockholders' Equity
	Number of Shares	Amount
Balance at December 31, 2013	47,993,765	$473	$656,770	$(215,482)	$17,953	$459,714
2014 Activity:
Net loss	—	—	—	(148,453)	—	(148,453)
Foreign currency translation	—	—	—	—	(11,636)	(11,636)
Reclassification of gain on equity securities, net of taxes $1	—	—	—	—	2	2
Minimum pension liability adjustment [1]	—	—	—	—	(344)	(344)
CTA write-off to earnings related to liquidation of Japanese subsidiary [1]	—	—	—	—	2,628	2,628
Issuances of common stock	1,183,055	13	26,363	—	—	26,376
Common stock issued in connection with Solana acquisition	1,364,632	13	41,430	—	—	41,443
Grant of non-vested shares of common stock	243,228	—	—	—	—	—
Forfeitures of non-vested shares of common stock	(21,541)	—	—	—	—	—
Vesting of stock-settled phantom stock and restricted stock units	81,116	5	(5)	—	—	—
Stock-based compensation	—	—	13,174	—	—	13,174
Balance at September 30, 2014	50,844,255	$504	$737,732	$(363,935)	$8,603	$382,904

[1]
The balances of CTA and minimum pension liability adjustment within AOCI were written-off following the liquidation of our former Japanese subsidiary as part of the sale of our OrthoRecon business. This was recorded within the gain on the sale of the OrthoRecon business within results of discontinued operations.

11. Earnings Per Share
ASC Topic 260, Earnings Per Share, requires the presentation of basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share is calculated to include any dilutive effect of our common stock equivalents. Our common stock equivalents consist of stock options, non-vested shares of common stock, stock-settled phantom stock units, restricted stock units, and warrants. The dilutive effect of the stock options, non-vested shares of common stock, stock-settled phantom stock units, restricted stock units and warrants is calculated using the treasury-stock method. When calculating the 2014 diluted earnings per share, we also considered the impact of the 2.625% Convertible Senior Notes which matured on December 1, 2014 (2014 Notes). The dilutive effect of the 2014 Notes is calculated by applying the “if-converted” method. This assumes an add-back of interest, net of income taxes, to net income as if the securities were converted at the beginning of the period. During the three and nine month periods ended September 30, 2014, the 2014 Notes had an anti-dilutive effect on earnings per share and we therefore excluded them from the dilutive shares calculation. In addition, approximately 0.6 million and 0.7 million common stock equivalents have been excluded from the computation of diluted net loss from continuing operations per share for the three and nine month periods ended September 30, 2015, respectively, because their effect is anti-dilutive as a result of our net loss in that period. In addition, approximately 1.6 million and 1.5 million common stock equivalents have been excluded from the computation of diluted net loss from continuing operations per share for the three and nine month periods ended September 30, 2014, because their effect is anti-dilutive as a result of our net loss in that period.

The weighted-average number of shares outstanding for basic and diluted earnings per share is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Weighted-average number of shares outstanding, basic	51,172	50,043	51,033	49,441
Common stock equivalents	—	—	—	—
Weighted-average number of shares outstanding, diluted	51,172	50,043	51,033	49,441

Net-share settled warrants were anti-dilutive for the three and nine month periods ended September 30, 2015 and for the three and nine month period ended September 30, 2014. Additionally, the following potential common shares were excluded from common stock equivalents as their effect would have been anti-dilutive (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Stock options	698	843	709	566
Non-vested shares, restricted stock units, and stock-settled phantom stock units	139	1	9	12
2014 Notes	—	115	—	115

12. Commitments and Contingencies
The commitments and contingencies described in this footnote relate to Wright Medical Technology, Inc., a wholly owned subsidiary of Wright Medical Group, Inc., and are not necessarily applicable to Wright Medical Group, Inc. or other affiliated entities. See Note 14 regarding the merger with Tornier which occurred subsequent to our balance sheet date.
Legal Contingencies
As described below, our business is subject to various contingencies, including patent and other litigation, product liability claims and a government inquiry.  These contingencies could result in losses, including damages, fines, or penalties, any of which could be substantial, as well as criminal charges. Although such matters are inherently unpredictable, and negative outcomes or verdicts can occur, we believe we have significant defenses in all of them, are vigorously defending all of them, and do not believe any of them will have a material adverse effect on our financial position. However, we could incur judgments, pay settlements, or revise our expectations regarding the outcome of any matter. Such developments, if any, could have a material adverse effect on our results of operations in the period in which applicable amounts are accrued, or on our cash flows in the period in which amounts are paid.
Our contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss or the measurement of a loss can be complex. We have accrued for losses that are both probable and reasonably estimable. Unless otherwise indicated, we are unable to estimate the range of reasonably possible loss in excess of amounts accrued.  Our assessment process relies on estimates and assumptions that may prove to be incomplete or inaccurate. Unanticipated events and circumstances may occur that could cause us to change our estimates and assumptions.
Governmental Inquiries
On September 29, 2010, we entered into a five year Corporate Integrity Agreement (CIA) with the Office of the Inspector General of the United States Department of Health and Human Services (OIG-HHS). The CIA was filed as Exhibit 10.2 to our current report on Form 8-K filed on September 30, 2010. While the CIA expired on September 29, 2015, we have certain reporting obligations with the OIG-HHS that will continue into 2016.
The CIA imposed on us certain obligations to maintain compliance with U.S. healthcare laws, regulations and other requirements. Our failure to do so could expose us to significant liability, including, but not limited to, exclusion from federal healthcare program participation, including Medicaid and Medicare, potential prosecution, civil and criminal fines or penalties, as well as additional litigation cost and expense.
On August 3, 2012, we received a subpoena from the USAO for the Western District of Tennessee requesting records and documentation relating to our PROFEMUR® series of hip replacement devices. The subpoena covers the period from January 1, 2000 to August 2, 2012. We continue to cooperate with the investigation.

Patent Litigation
In 2011, Howmedica Osteonics Corp. and Stryker Ireland, Ltd. (collectively, Stryker), each a subsidiary of Stryker Corporation, filed a lawsuit against Wright Medical Technology, Inc. (WMT) in the United States District Court for the District of New Jersey alleging that we infringed Stryker's U.S. Patent No. 6,475,243 related to our LINEAGE® Acetabular Cup System and DYNASTY® Acetabular Cup System. The lawsuit seeks an order of infringement, injunctive relief, unspecified damages, and various other costs and relief. On July 9, 2013, the Court issued a claim construction ruling. On November 25, 2014, the Court entered judgment of non-infringement in our favor. On January 7, 2015, Howmedica and Stryker filed a notice of appeal to the Court of Appeals for the Federal Circuit. The appeal is fully briefed and the Court of Appeals will hear oral argument on December 10, 2015.
In 2012, Bonutti Skeletal Innovations, LLC (Bonutti) filed a patent infringement lawsuit against us in the United States Court for the District of Delaware. Subsequently, Inter Partes Review (IPR) of the Bonutti patents was sought before the U.S. Patent and Trademark Office. On April 7, 2014, the Court stayed the case pending outcome of the IPR. Bonutti originally alleged that the Link Sled Prosthesis infringes U.S. Patent 6,702,821. The Link Sled Prosthesis is a product we distributed under a distribution agreement with LinkBio Corp, which expired on December 31, 2013. In January 2013, Bonutti amended its complaint, alleging that the ADVANCE® knee system, including ODYSSEY® instrumentation, infringes U.S. Patent 8,133,229, and that the ADVANCE® knee system, including ODYSSEY® instrumentation and PROPHECY® guides, infringes U.S. Patent 7,806,896, which was issued on October 5, 2010. All of the claims of the asserted patents are directed to surgical methods for minimally invasive surgery. As a result of the arguments submitted in the IPR, Bonutti abandoned the claims subject to the IPR from U.S. Patent 8,133,229, leaving one claim from U.S. Patent 7,806,896 still pending before the Patent Office Board that administers IPR’s. On February 18, 2015, the Patent Office Board held that remaining claim invalid. Following the conclusion of the IPRs, the District Court has lifted the stay, and we are continuing with our defense as to remaining patent claims asserted by Bonutti.
In June 2013, Orthophoenix, LLC filed a patent lawsuit against us in the United States District Court for the District of Delaware alleging that the X-REAM® product infringes two patents. In June 2014, we filed a request for IPR with the U.S. Patent and Trademark Office. On December 16, 2014, the Patent Office Board denied our petitions requesting IPR. We are continuing with our defense before the District Court.
In June 2013, Anglefix, LLC filed suit in the United States District Court for the Western District of Tennessee, alleging that our ORTHOLOC® products infringe Anglefix’s asserted patent. On April 14, 2014, we filed a request for IPR with the U.S. Patent and Trademark Office. In October 2014, the Court stayed the case pending outcome of the IPR. On June 30, 2015, the Patent Office Board entered judgment in our favor as to all patent claims at issue in the IPR. Following the conclusion of the IPR, the District Court lifted the stay, and we are continuing with our defense as to remaining patent claims asserted by AngleFix.
In February 2014, Biomedical Enterprises, Inc. filed suit against Solana Surgical, LLC in the United States District Court for the Western District of Texas alleging Solana's FuseForce Fixation system infringes U.S. Patent No. 8,584,853 entitled “Method and Apparatus for an Orthopedic Fixation System.” On February 20, 2015, we filed a request for IPR with the U.S. Patent and Trademark Office. On February 27, 2015, Biomedical Enterprises filed an amended complaint to add us and WMT as parties to the litigation. On April 3, 2015, the parties filed a stipulation of dismissal without prejudice as to us. On August 10, 2015, the Patent Office Review Board initiated IPR as to all challenged patent claims.
On September 23, 2014, Spineology filed a patent infringement lawsuit, Case No. 0:14-cv-03767, in the U.S. District Court in Minnesota, alleging that Wright’s X-REAM® bone reamer infringes U.S. Patent No. RE42,757 entitled “EXPANDABLE REAMER.”  In January 2015, as the deadline for service of its complaint, Spineology dismissed its complaint without prejudice and filed a new, identical complaint. We filed an answer to the new complaint with the court on April 27, 2015.
On January 13, 2015, we received a notice from Corin Limited claiming a portion of the INFINITY® Total Ankle System infringes their patent rights in France, Germany, Italy, Spain, the Netherlands, and the United Kingdom. We are currently investigating the merits of this claim.
Subject to the provisions of the asset purchase agreement with MicroPort for the sale of our OrthoRecon business, we will continue to be responsible for defense of pre-existing patent infringement cases relating to our OrthoRecon business, and for resulting liabilities, if any.
Product Liability
We have received claims for personal injury against us associated with fractures of our PROFEMUR® long titanium modular neck product (PROFEMUR® Claims). The overall fracture rate for the product is low and the fractures appear, at least in part, to relate to patient demographics. Beginning in 2009, we began offering a cobalt-chrome version of our PROFEMUR® modular neck, which has greater strength characteristics than the alternative titanium version. Historically, we have reflected our liability for these claims as part of our standard product liability accruals on a case-by-case basis. However, during the quarter ended September

30, 2011, as a result of an increase in the number and monetary amount of these claims, management estimated our liability to patients in North America who have previously required a revision following a fracture of a PROFEMUR® long titanium modular neck, or who may require a revision in the future. Management has estimated that this aggregate liability ranges from approximately $19 million to $24.8 million. Any claims associated with this product outside of North America, or for any other products, will be managed as part of our standard product liability accruals.
Due to the uncertainty within our aggregate range of loss resulting from the estimation of the number of claims and related monetary payments, we have recorded a liability of $19 million, which represents the low-end of our estimated aggregate range of loss. We have classified $5 million of this liability as current in “Accrued expenses and other current liabilities” and $14 million as non-current in “Other liabilities” on our condensed consolidated balance sheet. We expect to pay the majority of these claims within the next three years.
During the quarter ended September 30, 2015, we increased our estimated liability by approximately $4 million for claims that had been incurred in prior periods. We have analyzed the impact of this adjustment and determined that this out-of-period charge did not have a material impact to the prior period or current period financial statements.
We have maintained product liability insurance coverage on a claims-made basis. During the quarter ended March 31, 2013, we received a customary reservation of rights from our primary product liability insurance carrier asserting that present and future claims related to fractures of our PROFEMUR® titanium modular neck hip products and which allege certain types of injury (Modular Neck Claims) would be covered as a single occurrence under the policy year the first such claim was asserted. The effect of this coverage position would be to place Modular Neck Claims into a single prior policy year in which applicable claims-made coverage was available, subject to the overall policy limits then in effect. Management agrees with the assertion that the Modular Neck Claims should be treated as a single occurrence, but notified the carrier that it disputed the carrier's selection of available policy years. During the second quarter of 2013, we received confirmation from the primary carrier confirming their agreement with our policy year determination. Based on our insurer's treatment of Modular Neck Claims as a single occurrence, we increased our estimate of the total probable insurance recovery related to Modular Neck Claims by $19.4 million, and recognized such additional recovery as a reduction to our selling, general and administrative expenses for the three-months ended March 31, 2013, within results of discontinued operations. In the quarter ended June 30, 2013, we received payment from the primary insurance carrier of $5 million. In the quarter ended September 30, 2013, we received payment of $10 million from the next insurance carrier in the tower. We have requested, but not yet received, payment of the remaining $25 million from the third insurance carrier in the tower for that policy period. The policies with the second and third carrier in this tower are “follow form” policies and management believes the third carrier should follow the coverage position taken by the primary carrier. On September 29, 2015, that third carrier asserted that the terms and conditions identified in its reservation of rights will preclude coverage for the Modular Neck Claims. We strongly dispute the carrier's position and intend to vigorously seek recovery of these funds in the appropriate forum. Pursuant to applicable accounting standards, we have reduced our insurance receivable balance for this claim to $0, and recorded a $25 million charge within Net Loss from Discontinued Operations.
Claims for personal injury have also been made against us associated with our metal-on-metal hip products (primarily our CONSERVE® product line). The pre-trial management of certain of these claims has been consolidated in the federal court system under multi-district litigation, and certain other claims in state courts in California, collectively the Consolidated Metal-on-Metal Claims. The number of these lawsuits presently exceeds 1,000. We have also entered into an excess of 800 so called "tolling agreements" with potential claimants who have not yet filed suit. We believe we have data that supports the efficacy and safety of our metal-on-metal hip products. While continuing to dispute liability, we have participated in court supervised non-binding mediation in the multi-district federal court litigation. The supervising judge in the Federal Court consolidated proceedings has set a bellwether trial date for the first trial on November 9, 2015. The supervising judge in the California state court proceeding has set a trial date in March 2016.
We have maintained product liability insurance coverage on a claims-made basis. During the quarter ended September 30, 2012, we received a customary reservation of rights from our primary product liability insurance carrier asserting that certain present and future claims which allege certain types of injury related to our CONSERVE® metal-on-metal hip products (CONSERVE® Claims) would be covered as a single occurrence under the policy year the first such claim was asserted. The effect of this coverage position would be to place CONSERVE® Claims into a single prior policy year in which applicable claims-made coverage was available, subject to the overall policy limits then in effect. Management agrees that there is insurance coverage for the CONSERVE® Claims, but has notified the carrier that it disputes the carrier's characterization of the CONSERVE® Claims as a single occurrence.
Management has recorded an insurance receivable for the probable recovery of spending in excess of our retention for a single occurrence. During the first quarter of 2015, we received $5 million of insurance proceeds, which represent the amount undisputed by the carrier for the policy year the first claim was asserted. Our acceptance of these proceeds was not a waiver of any other claim that we may have against the insurance carrier. As of September 30, 2015, this receivable totaled $14.8 million, and is solely related to defense costs incurred through September 30, 2015. However, the amount we ultimately receive may differ depending on the final conclusion of the insurance policy year or years and the number of occurrences. We believe our contracts with the insurance carriers are enforceable for these claims and, therefore, we believe it is probable that we will receive recoveries from our insurance carriers. However, our insurance carriers could still ultimately deny coverage for some or all of our insurance claims.
Every metal-on-metal hip case involves fundamental issues of science and medicine that often are uncertain, that continue to evolve, and which present contested facts and issues that can differ significantly from case to case. Such contested facts and issues include medical causation, individual patient characteristics, surgery specific factors, and the existence of actual, provable injury. Given these complexities, we are unable to reasonably estimate a probable liability for these matters. Although we continue to contest liability, based upon currently available information, we estimate a reasonably possible range of liability for the Consolidated Metal-on-Metal Claims, before insurance recoveries, averaging from zero to $250,000 per case.
Based upon the information we have at this time, we do not believe our liabilities, if any, in connection with these matters will exceed our available insurance. However, as described below, we are currently litigating coverage issues with certain of our carriers. As the litigation moves forward and circumstances continue to develop, our belief we will be able to resolve the Consolidated Metal-on-Metal Claims within available insurance coverage could change, which could materially impact our results of operations and financial position. Further, and notwithstanding our present belief we will be able to resolve these Claims within available insurance proceeds, we would consider contributing a limited amount to the funding of an acceptable, comprehensive, mediated settlement among claimants and insurers. To this end, we have indicated a willingness to contribute up to $30 million to achieve such a comprehensive settlement. Due to continuing uncertainty around (i) whether a multi-party comprehensive settlement can be achieved, (ii) the outcome of our coverage litigation with insurers which could impact the ability to reach a settlement and (iii) the case by case outcomes of any Metal-on-Metal claims ultimately litigated (and which we expect to contest vigorously), we are unable to reasonably estimate a probable liability for these matters and, therefore, no amounts have been accrued.
In June 2014, St. Paul Surplus Lines Insurance Company (Travelers), which was an excess carrier in our coverage towers across multiple policy years, filed a declaratory judgment action in Tennessee state court naming us and certain of our other insurance carriers as defendants and asking the court to rule on the rights and responsibilities of the parties with regard to the CONSERVE® Claims. Among other things, Travelers appears to dispute our contention that the CONSERVE® Claims arise out of more than a single occurrence thereby triggering multiple policy periods of coverage.  Travelers further seeks a determination as to the applicable policy period triggered by the alleged single occurrence.  We filed a separate lawsuit in state court in California for declaratory judgment against certain carriers and breach of contract against the primary carrier, and have moved to dismiss or stay the Tennessee action on a number of grounds, including that California is the most appropriate jurisdiction. During the third quarter of 2014, the California Court granted Travelers' motion to stay our California action.
In May 2015, we entered into confidential settlement discussions with our insurance carriers through a private mediator.  These discussions are continuing.
In February 2014, Biomet, Inc. (Biomet) announced it had reached a settlement in the multi-district litigation involving its own metal-on-metal hip products. The terms announced by Biomet include: (i) an expected base settlement amount of $200,000; (ii) an expected minimum settlement amount of $20,000; (iii) no payments to plaintiffs who did not undergo a revision surgery; and (iv) a total settlement amount expected to be within Biomet’s aggregate insurance coverage. We believe our situation involves facts and circumstances that differ significantly from the Biomet cases.
In addition to the Consolidated Metal-on-Metal Claims discussed above, there are currently certain other pending claims related to our metal-on-metal hip products for which we are accounting in accordance with our standard product liability accrual methodology on a case by case basis.
Certain liabilities associated with the OrthoRecon business, including product liability claims associated with hip and knee products sold prior to the closing, were not assumed by MicroPort. Liabilities associated with these product liability claims, including legal defense, settlements and judgments, income associated with product liability insurance recoveries, and changes to any contingent liabilities associated with the OrthoRecon business have been reflected within results of discontinued operations, and we will continue to reflect these within results of discontinued operations in future periods. MicroPort is responsible for product liability claims associated with products it sells after the closing.
In June 2015, a jury returned a $4.4 million verdict against us in a case involving a fractured hip implant stem sold prior to the MicroPort closing.  This was a one-of-a-kind case unrelated to the modular neck fracture cases we have been reporting. There are no other cases pending related to this component, nor are we aware of other instances where this component has fractured. In

September 2015, the trial judge reduced the jury verdict to $1.025 million and indicated that if plaintiff did not accept the reduced award he would schedule a new trial solely on the issue of damages. Both parties have appealed, and we expect no further substantive post-trial activity until the appeals are heard. We are presently evaluating our post-trial options. The $4.4 million probable liability associated with this matter is reflected within “Accrued expenses and other current liabilities,” and a $4.1 million receivable associated with the probable recovery from product liability insurance is reflected within “Other current assets.”
MicroPort Indemnification Claim
In July 2015, we received demand letters from MicroPort seeking indemnification under the terms of the asset purchase agreement for the sale of our OrthoRecon business for losses or potential losses it has incurred or may incur as a result of either alleged breaches of representations in the asset purchase agreement or alleged unassumed liabilities. MicroPort asserted that the range of potential losses for which it seeks indemnity is between $18.5 million and $30 million. We responded to MicroPort's demand letters and received a further demand letter reiterating each of their claims and providing revised claim amounts. In this letter MicroPort asserted that the range of potential losses for which it seeks indemnity is between $77.5 million and $112.5 million. We expect to vigorously contest the validity of these claims and we have not determined the likelihood of an unfavorable outcome.
Other
In addition to those noted above, we are subject to various other legal proceedings, product liability claims, corporate governance, and other matters which arise in the ordinary course of business.

13. Segment Information
During the first quarter of 2014, our management, including our chief executive officer, who is our chief operating decision maker, began managing our operations as three operating business segments: U.S., International and BioMimetic, based on management's change to the way it monitors performance, aligns strategies, and allocates resources which resulted in a change in our reportable segments. We determined that each of these operating segments represented a reportable segment.
Our U.S. and International segments represent the commercial, administrative and research & development activities dedicated to the respective geographies. The BioMimetic segment represents the administrative and research & development activities of the acquired BioMimetic business (sales and associated expenses for Augment® products are included within the U.S. and International segments). The Corporate category shown in the table below primarily reflects general and administrative expenses not specifically associated with the U.S., International or BioMimetic segments. These non-allocated corporate expenses relate to global administrative expenses that support all segments, including salaries and benefits of executive officers and expenses such as: information technology administration and support; corporate headquarters; legal, compliance, and corporate finance functions; insurance; and all stock-based compensation.
Management measures segment profitability using an internal operating performance measure that excludes the impact of inventory step-up amortization, charges associated with distributor conversions and related non-competes, and due diligence, transaction and transition costs associated with acquisitions.

Selected financial information related to our segments is presented below for the three and nine months ended September 30, 2015 and 2014 (in thousands):

	Three Months Ended September 30, 2015
	U.S.	International	BioMimetic	Corporate	Total
Sales	$60,394	$19,745	$—	$—	$80,139
Depreciation expense	3,500	827	46	1,895	6,268
Amortization expense	2,025	469	52	—	2,546
Segment operating income (loss)	$2,219	$(2,627)	$(3,952)	$(16,759)	$(21,119)
Other:
Inventory step-up amortization					(20)
Distributor conversion and non-compete charges					(16)
Due diligence, transaction and transition expenses					(19,887)
Operating loss					(41,042)
Interest expense, net					11,185
Other (income) expense, net					10,236
Loss before income taxes					$(62,463)
Capital expenditures	$7,154	$1,094	$11	$—	$8,259

	Three Months Ended September 30, 2014
	U.S.	International	BioMimetic	Corporate	Total
Sales	$51,297	$20,010	$—	$—	$71,307
Depreciation expense	2,414	841	108	1,291	4,654
Amortization expense	1,293	547	77	—	1,917
Segment operating income (loss)	$6,448	$(3,213)	$(2,601)	$(15,660)	$(15,026)
Other:
Inventory step-up amortization					(302)
Distributor conversion and non-compete charges					(478)
Patent Dispute Settlement					(900)
Management Changes					(1,203)
Due diligence, transaction and transition expenses					(2,740)
Operating loss					(20,649)
Interest expense, net					4,565
Other (income) expense, net					21,430
Loss before income taxes					$(46,644)
Capital expenditures	$4,267	$3,290	$—	$3,865	$11,422

	Nine Months Ended September 30, 2015
	U.S.	International	BioMimetic	Corporate	Total
Sales	$176,150	$62,343	$—	$—	$238,493
Depreciation expense	9,693	2,330	127	4,816	16,966
Amortization expense	6,132	1,402	142	—	7,676
Segment operating income (loss)	$8,021	$(8,658)	$(11,051)	$(53,643)	$(65,331)
Other:
Inventory step-up amortization					(69)
Distributor conversion and non-compete charges					(65)
Due diligence, transaction and transition expenses					(43,040)
Operating loss					(108,505)
Interest expense, net					29,793
Other (income) expense, net					7,395
Loss before income taxes					$(145,693)
Capital expenditures	$30,361	$3,572	$55	$25	$34,013

	Nine Months Ended September 30, 2014
	U.S.	International	BioMimetic	Corporate	Total
Sales	$149,591	$65,142	$—	$—	$214,733
Depreciation expense	7,093	2,246	324	3,831	13,494
Amortization expense	3,820	1,663	231	1	5,715
Segment operating income (loss)	$12,914	$(2,385)	$(9,385)	$(52,658)	$(51,514)
Other:
Inventory step-up amortization					(1,521)
Distributor conversion and non-compete charges					(1,698)
Patent Dispute Settlement					(900)
Management Changes					(1,203)
Due diligence, transaction and transition expenses					(16,030)
Operating loss					(72,866)
Interest expense, net					12,873
Other (income) expense, net					54,986
Loss before income taxes					$(140,725)
Capital expenditures	$13,464	$7,597	$39	$14,606	$35,706
Assets in the U.S., International and BioMimetic segments are those assets used exclusively in the operations of each business segment or allocated when used jointly. Assets in the Corporate category are principally cash and cash equivalents, derivative asset, property, plant and equipment associated with our corporate infrastructure, assets associated with OrthoRecon insurance receivables, assets associated with income taxes, and in 2014, marketable securities. Total assets by business segment as of September 30, 2015 and December 31, 2014 are as follows (in thousands):

	September 30, 2015
	U.S.	International	BioMimetic	Corporate	Total
Total assets	$437,509	$115,976	$21,609	$390,441	$965,535

	December 31, 2014
	U.S.	International	BioMimetic	Corporate	Total
Total assets	$450,055	$94,412	$17,924	$330,285	$892,676

Our principal geographic regions consist of the United States, Europe (which includes the Middle East and Africa), and Other (which principally represents Asia, Australia, Canada, and Latin America). The following table presents net sales by geographic area for the three and nine months ended September 30, 2015 and 2014 are as follows (in thousands):

	Three Months Ended			Nine Months Ended
Geographic	September 30, 2015	September 30, 2014	% change	September 30, 2015	September 30, 2014	% change
United States	$60,394	$51,297	17.7%	$176,150	$149,591	17.8%
Europe	10,718	11,180	(4.1%)	34,951	36,615	(4.5%)
Other	9,027	8,830	2.2%	27,392	28,527	(4.0%)
Total net sales	$80,139	$71,307	12.4%	$238,493	$214,733	11.1%

Long-lived assets by geographic area as of September 30, 2015 and December 31, 2014 are as follows (in thousands):

Long-Lived Assets:	September 30, 2015	December 31, 2014
United States	$110,994	$92,822
Europe	8,165	8,065
Other	3,291	3,348
Total	$122,450	$104,235

14. Subsequent Event

Merger with Tornier N.V.
On October 1, 2015, we completed the previously announced merger with Tornier (Merger). Pursuant to the terms of the agreement and plan of merger (Merger Agreement), dated as of October 27, 2014, among WMG, Tornier, Trooper Holdings Inc. and Trooper Merger Sub Inc. (Merger Sub), Merger Sub merged with and into WMG, with WMG continuing as the surviving company and an indirect, wholly-owned subsidiary of Wright Medical Group N.V.
At the effective time and as a result of the Merger, each share of legacy Wright common stock issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive 1.0309 ordinary shares of Tornier. No fractional shares were issued as a result of the Merger. Any legacy Wright shareholder who would otherwise be entitled to receive a fraction of an ordinary share, pursuant to the Merger, was paid an amount in cash determined in accordance with the amount of their fractional share interest, instead of such fractional share. In addition, at the effective time and as a result of the Merger, all outstanding options to purchase shares of common stock and other equity awards for legacy Wright, which were outstanding immediately prior to the effective time of the Merger, became immediately vested and converted into and became, respectively, options to purchase ordinary shares of Tornier and with respect to all other legacy Wright equity awards, awards based on ordinary shares of Tornier, in each case, on terms substantially identical to those in effect prior to the effective time of the Merger, except for the vesting requirements and adjustments to the underlying number of shares and the exercise price based on the exchange ratio used in the Merger and other adjustments as provided in the Merger Agreement. In connection with the Merger, Tornier issued 53,080,978 ordinary shares, or approximately $1.1 billion in ordinary shares, based on the closing sale price of Tornier ordinary shares of $20.67 per share, on October 1, 2015. In connection with the closing of the Merger, legacy Wright shares were delisted and deregistered under the federal securities laws, and Tornier shares were changed to ordinary shares of Wright Medical Group N.V. as a result of the corporate name change.

Effective upon completion of the Merger, Robert J. Palmisano, legacy Wright’s president and chief executive officer, became president and chief executive officer of the combined company and David H. Mowry, the president and chief executive officer of Tornier became executive vice president and chief operating officer of the combined company. The board of directors of the combined company is comprised of five representatives from legacy Wright’s prior board of directors and five representatives from the Tornier’s prior board of directors, including Mr. Palmisano and Mr. Mowry.
The unaudited pro forma revenues of Wright Medical Group N.V. for the three and nine months ended September 30, 2015 are $152.1 million and $484.7 million, respectively. The unaudited pro forma revenues of the combined entity are based on the historical financial revenue of Tornier and legacy Wright as if the Merger had been completed as of the beginning of fiscal year 2015. The historical Tornier revenue information for the three months and nine months ended September 30, 2015 are based on the period from July 1, 2015 to September 27, 2015 and on the period from December 29, 2014 to September 27, 2015, respectively. Tornier's financial information is on a 4-4-5 calendar while legacy Wright’s financial information is based on the Gregorian calendar. The unaudited pro forma revenue is not indicative of the results that actually would have been obtained if the Merger had occurred as of the beginning of fiscal year 2015 and does not exclude the revenues divested as a part of the transaction for the three and nine months ended of $3 million and $9.9 million. Revenues divested relates to the divestiture of rights to sell Tornier's Salto Talaris and Salto Talaris XT line of ankle replacement products and their line of silastic toe replacement products in the U.S.
The Merger will be accounted for as a “reverse acquisition” pursuant to which legacy Wright will be considered the acquiring entity for accounting purposes. We will allocate the total purchase consideration to Tornier's tangible and identifiable intangible assets and liabilities based on their relative fair values at October 1, 2015, the date of the completion of the Merger. Because the initial accounting for the business combination is incomplete at this time, we are unable to provide the purchase price allocation of Wright Medical Group N.V.
These financial statements relate to our quarter ended September 30, 2015, which was completed prior to consummation of the Merger. Future periodic report filings will represent the operations of Wright Medical Group N.V. The first combined report will be the Annual Report on Form 10-K for its fiscal year ending December 27, 2015.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

General
The following management’s discussion and analysis of financial condition and results of operations describes the principal factors affecting the results of operations, financial condition, and changes in financial condition for Wright Medical Group, Inc. (we, us, or our) for the three and nine month period ended September 30, 2015. This discussion should be read in conjunction with the accompanying unaudited financial statements, our Annual Report on Form 10-K for the year ended December 31, 2014, which includes additional information about our critical accounting policies and practices and risk factors, and Note 1 of the accompanying footnotes to the unaudited financial statements.
Executive Overview
Company Description. We are a global orthopaedic company that provides solutions that enable clinicians to alleviate pain and restore their patients' lifestyles. We are a recognized leader of surgical solutions for the foot and ankle market and market our products in over 60 countries worldwide. Our business includes products that are used primarily in foot and ankle repair, upper extremity products, and biologics products, which are used to replace damaged or diseased bone, to stimulate bone growth and to provide other biological solutions for surgeons and their patients. Extremity hardware includes implants and other devices to replace or reconstruct injured or diseased joints and bones of the foot, ankle, hand, wrist, elbow and shoulder, which we generally refer to as either foot and ankle or upper extremity products. Our extensive foot and ankle product portfolio, our large direct sales force, and our increasing level of training of foot and ankle surgeons has resulted in us being a recognized leader of surgical solutions for the foot and ankle market. Biologics are used to repair or replace damaged or diseased bone, to stimulate bone growth and to provide other biological solutions for surgeons and their patients.
We have been in business for over 60 years and have built a well-known and respected brand name.
Our corporate headquarters and U.S. operations are located in Memphis, Tennessee, where we conduct research and development, sales and marketing administration and administrative activities. Our manufacturing and warehousing activities are located in Arlington, Tennessee. Our products are sold primarily through a network of employee sales representatives and independent sales representatives in the U.S. and by a combination of employee sales representatives, independent sales representatives and stocking distributors outside the U.S. We promote our products in approximately 60 countries with principal markets in the U.S., Europe, the Middle East, Africa, Asia, Canada, Australia and Latin America.
Principal Products. We specialize in foot and ankle and other extremity and biologic products used by extremity focused surgeon specialists for the reconstruction, trauma, and arthroscopy markets. Our biologics sales encompass a broad portfolio of products designed to stimulate and augment the natural regenerative capabilities of the human body.
Significant Quarterly Business Developments. Net sales increased 12% in the quarter ended September 30, 2015 to $80.1 million, compared to net sales of $71.3 million in the quarter ended September 30, 2014, driven primarily by a 20% increase in global foot and ankle sales.
Our U.S. sales increased 18% in the third quarter of 2015, as result of a 24% increase in foot and ankle sales and a 9% increase in biologics. The increase in U.S. foot and ankle sales is primarily due to the continued success of our Total Ankle Replacement products. Our biologics sales increased due primarily to sales growth of our FUSIONFLEX™ Moldable, Absorbent Scaffold, as well as recently launched biologic products including Augment® Bone Graft. These increases were partially offset by a 9% decrease in upper extremities due to lower sales volume.
Our international sales decreased 1% to $19.7 million in the third quarter of 2015, compared to $20.0 million in the third quarter of 2014, due entirely to unfavorable currency exchange rates which had a negative $2.7 million impact on our third quarter 2015 sales as compared to the third quarter of 2014. Before the $2.7 million impact of currency, our international sales grew 12% driven primarily by increased foot and ankle sales growth.
In the third quarter of 2015, we recorded a net loss from continuing operations of $62.7 million, compared to a net loss from continuing operations of $49.6 million for the third quarter of 2014. The increase in net loss from continuing operations was driven primarily by a $16 million increase in transition and transaction costs, mainly due to spending in 2015 related to the Tornier merger.
On September 1, 2015, we received an approval order from the FDA for Augment® Bone Graft. The approval order indicates that the FDA determined that Augment® Bone Graft is safe and effective as an alternative to autograft for ankle and/or hindfoot fusion indications. We have now initiated commercial sale and distribution of Augment® Bone Graft in the U.S.
Opportunities and Challenges. We are well positioned and committed to accelerating growth in our foot and ankle business and increasing U.S. foot and ankle sales productivity. Over the past several years, we have made changes to attempt to realize these opportunities, including aggressively converting a portion of our U.S. independent distributor foot and ankle territories to direct employee sales representation, substantially increasing our investment in foot and ankle medical education to drive market adoption of new products and technologies, and divesting our OrthoRecon business.
Business continuity, investments in innovation, and a seamless customer experience are top priorities, and we are highly focused on ensuring that no business momentum is lost during the transition period following the OrthoRecon business divestiture. We have had inefficiencies following the sale of the OrthoRecon business, but will have an excellent opportunity to improve efficiency and leverage fixed costs in the business going forward. Additionally, there have been expense dis-synergies as a result of the transaction, and we had short-term revenue dis-synergies as we worked through the separation of some of the remaining full-line distribution channels both in the U.S. and outside the U.S.
Following the sale of the OrthoRecon business, we are a high growth business. However, we do anticipate having operating losses until we are able to grow our revenue to a sufficient level to support our current cost structure, including the inherent infrastructure costs of our industry.
On September 30, 2015, the Federal Trade Commission (FTC) announced that it had terminated the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR) waiting period, thus permitting Wright and Tornier to complete the transaction described below. On October 1, 2015, Wright and Tornier combined in an all-stock merger transaction. Under the terms of the merger agreement, each outstanding share of our common stock was exchanged for 1.0309 ordinary shares of Tornier. Upon completion of the merger, our shareholders own approximately 52% of the shares of the combined company on a fully diluted basis and Tornier shareholders own approximately 48%. The combined company will conduct business as Wright Medical Group N.V. and will leverage the global strengths of both product brands as a pure play Extremities-Biologics business. The combined company will have its U.S. headquarters in Memphis, Tennessee, where our current headquarters is located. Wright Medical Group N.V. will be led by Robert Palmisano, president and chief executive officer of the combined company. David Mowry, Tornier’s president and chief executive officer, became executive vice president and chief operating officer of the combined company. Wright Medical Group N.V.’s board of directors is comprised of five representatives from Wright’s legacy board and five representatives from Tornier’s legacy board, including Robert Palmisano and David Mowry. The merger of Wright and Tornier created a mid-sized growth company uniquely positioned with leading technologies and specialized sales forces in three of the fastest growing areas of orthopaedics - Upper Extremities, Lower Extremities and Biologics. The highly complementary nature of the two businesses will give the combined company significant diversity and scale across a range of geographies and product categories.
In connection with the resolution of the HSR Act review, Tornier divested the U.S. rights to its Salto Talaris and Salto XT ankle replacement products and the Tornier silastic toe replacement products effective October 1, 2015. Wright and Tornier retained OUS rights for these products, subject to the purchaser's option to obtain those rights at a later date. Collectively, these products generated revenue in the United States of less than $15.5 million in the 12 months ended December 31, 2014 and less than $10 million in the nine months ended September 30, 2015.
Significant Industry Factors. Our industry is affected by numerous competitive, regulatory, and other significant factors. The growth of our business relies on our ability to continue to develop new products and innovative technologies, obtain regulatory clearance and maintain compliance for our products, protect the proprietary technology of our products and our manufacturing processes, manufacture our products cost-effectively, respond to competitive pressures specific to each of our geographic markets, including our ability to enforce non-compete agreements, and successfully market and distribute our products in a profitable manner. We, and the entire industry, are subject to extensive governmental regulation, primarily by the FDA. Failure to comply with regulatory requirements could have a material adverse effect on our business.

Results of Operations
On January 9, 2014, we completed the sale of the OrthoRecon business to MicroPort. The historical financial results of the OrthoRecon business, along with on-going expenses associated with contingent liabilities associated with that business, have been reflected within discontinued operations for all periods presented.

Comparison of three months ended September 30, 2015 to three months ended September 30, 2014
The following table sets forth, for the periods indicated, our results of operations expressed as dollar amounts (in thousands) and as percentages of net sales:

	Three Months Ended September 30,
	2015		2014
	Amount	% of Sales	Amount	% of Sales
Net sales	$80,139	100.0%	$71,307	100.0%
Cost of sales [1]	23,052	28.8%	16,703	23.4%
Gross profit	57,087	71.2%	54,604	76.6%
Operating expenses:
Selling, general and administrative [1]	85,997	107.3%	66,926	93.9%
Research and development [1]	9,570	11.9%	5,948	8.3%
Amortization of intangible assets	2,562	3.2%	2,379	3.3%
Total operating expenses	98,129	122.4%	75,253	105.5%
Operating loss	(41,042)	(51.2%)	(20,649)	(29.0%)
Interest expense, net	11,185	14.0%	4,565	6.4%
Other expense, net	10,236	12.8%	21,430	30.1%
Loss from continuing operations before income taxes	(62,463)	(77.9%)	(46,644)	(65.4%)
Provision for income taxes	187	0.2%	3,003	4.2%
Net loss from continuing operations	(62,650)	(78.2%)	(49,647)	(69.6%)
Loss from discontinued operations, net of tax	(36,211)		(12,160)
Net loss	$(98,861)		$(61,807)
__________________________

(1)	These line items include the following amounts of non-cash, stock-based compensation expense for the periods indicated:

	Three Months Ended September 30,
	2015	% of Sales	2014	% of Sales
Cost of sales	$17	—%	$43	0.1%
Selling, general and administrative	1,777	2.2%	2,522	3.5%
Research and development	231	0.3%	304	0.4%

The following table sets forth our net sales by product line for the periods indicated (in thousands) and the percentage of year-over-year change:

	Three Months Ended
	September 30, 2015	September 30, 2014	% change
U.S.
Foot and Ankle	43,929	35,560	23.5%
Upper Extremity	3,654	4,016	(9.0%)
Biologics	12,198	11,162	9.3%
Other	613	559	9.7%
Total U.S.	$60,394	$51,297	17.7%

International
Foot and Ankle	10,917	10,068	8.4%
Upper Extremity	1,764	2,351	(25.0%)
Biologics	5,260	5,860	(10.2%)
Other	1,804	1,731	4.2%
Total International	$19,745	$20,010	(1.3%)

Total Sales	$80,139	$71,307	12.4%

Net Sales
U.S. Segment. Net sales in our U.S. segment totaled $60.4 million in the third quarter of 2015, as compared to $51.3 million in the third quarter of 2014, an 18% increase.
Our U.S. foot and ankle net sales increased to $43.9 million in the third quarter of 2015, representing growth of 24% over the third quarter of 2014. This increase was primarily driven by continued success of our Total Ankle Replacement products, as well as growth in our core foot and ankle plating systems.
Our U.S. upper extremities sales decreased to $3.7 million in the third quarter of 2015, representing a decline of 9%.Our U.S. biologics sales grew 9.3% with net sales of $12.2 million in the third quarter of 2015, driven primarily by sales growth of our FUSIONFLEX™ Moldable, Absorbent Scaffold, as well as recently launched biologic products including Augment® Bone Graft.
International Segment. Net sales in our International segment totaled $19.7 million in the third quarter of 2015, as compared to $20.0 million in the third quarter of 2014, a 1% decrease due to unfavorable currency exchange rates as compared to the third quarter of 2014.
Our international foot and ankle sales increased 8.4% to $10.9 million in the third quarter of 2015, primarily due to a 16% increase in our direct markets in Europe and a 28% increase in Canada. Additionally, sales to our international stocking distributors increased 47% primarily due to lower than normal sales in Asia in the prior year period. These increased sales were offset by a $1.5 million unfavorable impact from currency exchange rates as compared to the third quarter of 2014.
Our international upper extremities sales decreased 25.0% to $1.8 million in the third quarter of 2015 and included a $0.3 million unfavorable impact of foreign currency exchange rates as compared to the third quarter of 2014.
Our international biologics sales decreased 10.2% to $5.3 million in the third quarter of 2015. Foreign currency exchange rates had a $0.6 million unfavorable impact on sales as compared to the third quarter of 2014. Before the impact of foreign currency, international biologic sales were relatively flat as compared to the third quarter of 2014.
Cost of Sales
Our cost of sales increased as a percentage of net sales, totaling $23.1 million or 28.8% of sales in the third quarter of 2015, compared to $16.7 million or 23.4% of sales in the third quarter of 2014 driven by increased provisions for excess and obsolete inventory and inventory losses. Our cost of sales and corresponding gross profit percentages can be expected to fluctuate in future periods depending upon changes in our product sales mix and prices, distribution channels and geographies, manufacturing yields, period expenses, levels of production volume, cost of raw materials, and currency exchange rates.
Selling, General and Administrative
Our selling, general and administrative expenses as a percentage of net sales totaled 107.3% in the third quarter of 2015, compared to 93.9% in the third quarter of 2014. Selling, general and administrative expense for the third quarter of 2015 included $19.9 million (24.8% of net sales) of transition and transaction costs associated with recent acquisitions and the Tornier merger. Selling, general and administrative expense for the third quarter of 2014 included $2.7 million (3.8% of net sales) of transition and transaction costs associated with recent acquisitions and the Tornier merger, $1.2 million of costs connected to management changes (1.7% of net sales) and $0.9 million of costs related to a patent dispute settlement (1.3% of net sales). The remaining selling, general and administrative expenses decrease as a percentage of sales was driven primarily by leveraging relatively flat general and administrative expenses while growing revenues.
Research and Development
Our investment in research and development activities represented approximately 11.9% of net sales in the third quarter of 2015, as compared to 8.3% of net sales in the third quarter of 2014. Research and development costs increased as a percentage of net sales primarily due to spending to support our product portfolio.
Amortization of Intangible Assets
Charges associated with the amortization of intangible assets were $2.6 million in the third quarter of 2015 compared to $2.4 million in the third quarter of 2014.
Based on the intangible assets held as of September 30, 2015, we expect to recognize amortization expense of approximately $10.2 million for the full year of 2015, $8.9 million in 2016, $8.3 million in 2017, $6.6 million in 2018, and $6.0 million in 2019.
Interest Expense, Net
Interest expense, net, consists of interest expense of $11.2 million during the third quarter of 2015 and $4.6 million during the third quarter of 2014. Increased interest expense was driven by the increase in debt outstanding following the issuance of the 2020 Notes in the first quarter of 2015. Our 2015 interest expense relates primarily to non-cash interest expense associated with the amortization of the discount on the 2020 Notes and 2017 Notes of $6.8 million, non-cash interest expense associated with the amortization of deferred financing of $0.9 million, as well as cash interest expense primarily associated with the coupon on the 2020 Notes and 2017 Notes totaling $3.5 million. Our 2014 interest expense relates primarily to non-cash interest expense associated with the amortization of the discount on the 2017 Notes of $2.3 million, as well as interest expense on the 2017 Notes totaling $1.5 million. Our interest income is generated by our invested cash balances and, historically, investments in marketable securities. As of September 30, 2015, we no longer had investments in marketable securities. The amounts of interest income we expect to realize in 2015 and beyond are subject to variability, dependent upon the amount of excess cash balances on hand.

We expect that interest expense will continue to be higher in 2015 than 2014 due to the increased debt outstanding following the issuance of the 2020 Notes in February 2015.
Other Expense, Net
Other expense, net was $10.2 million of expense in the third quarter of 2015, compared to $21.4 million of expense in the third quarter of 2014. For the third quarter of 2015 and 2014, other expense, net primarily consists of an unrealized loss of $14.6 million and $18.5 million, respectively, for the mark-to-market adjustment on CVRs issued in connection with the acquisition of BioMimetic. Additionally, there was a derivative mark-to-market adjustment which resulted in $4.7 million of income in the third quarter of 2015 as compared to $1 million in expense in the third quarter of 2014.
Provision from Income Taxes
We recorded an income tax provision of $0.2 million and $3.0 million for the third quarter of 2015 and 2014, respectively.
Loss from Discontinued Operations, Net of Tax
During the nine months ended September 30, 2015, we recognized a $25 million charge to write down an insurance receivable associated with product liability claims. Additionally, during the nine months ended September 30, 2015, we increased our estimated product liability by approximately $4 million for claims that had been incurred in prior periods. We have analyzed the impact of this adjustment and determined that this out-of-period charge did not have a material impact to the prior period or current period financial statements. See Note 12 for additional information regarding our product liabilities and the associated insurance.
The effective tax rate within results of discontinued operations for the quarters ended September 30, 2015 and 2014 was 0% and 33%, respectively.
Reportable Segments
The following table sets forth, for the periods indicated, sales, gross profit and operating income of our reportable segments expressed as dollar amounts (in thousands) and as a percentage of net sales:

	U.S.		International		BioMimetic
	Three Months Ended September 30,
	2015	2014	2015	2014	2015	2014
Net sales	$60,394	$51,297	$19,745	$20,010	$—	$—
Gross profit	46,874	42,939	12,673	12,010	—	—
Gross profit as a percent of net sales	77.6%	83.7%	64.2%	60.0%	N/A	N/A
Operating income (loss)	$2,219	$6,448	$(2,627)	$(3,213)	$(3,952)	$(2,601)
Operating income as a percent of net sales	3.7%	12.6%	(13.3)%	(16.1)%	N/A	N/A
U.S. Segment - Gross profit as a percent of net sales decreased from 83.7% to 77.6% due to increased provisions for excess and obsolete inventory. Operating income decreased from 12.6% to 3.7% due to the gross profit decrease, as well as increased spending on product development initiatives.
International Segment - The increase in gross profit and operating income as a percent of net sales is the result of favorable geographic mix as certain countries which experienced sales growth have higher margins whereas countries which had lower growth have lower margins.
BioMimetic Segment - The operating loss increased due to incremental spending to support the anticipated approval and launch of Augment® Bone Graft.

Comparison of nine months ended September 30, 2015 to nine months ended September 30, 2014
The following table sets forth, for the periods indicated, our results of operations expressed as dollar amounts (in thousands) and as percentages of net sales:

	Nine Months Ended September 30,
	2015		2014
	Amount	% of Sales	Amount	% of Sales
Net sales	$238,493	100.0%	$214,733	100.0%
Cost of sales [1]	63,812	26.8%	54,126	25.2%
Gross profit	174,681	73.2%	160,607	74.8%
Operating expenses:
Selling, general and administrative [1]	250,801	105.2%	207,629	96.7%
Research and development [1]	24,644	10.3%	18,603	8.7%
Amortization of intangible assets	7,741	3.2%	7,241	3.4%
Total operating expenses	283,186	118.7%	233,473	108.7%
Operating loss	(108,505)	(45.5%)	(72,866)	(33.9%)
Interest expense, net	29,793	12.5%	12,873	6.0%
Other expense (income), net	7,395	3.1%	54,986	25.6%
Loss from continuing operations before income taxes	(145,693)	(61.1%)	(140,725)	(65.5%)
Benefit from income taxes	511	0.2%	(7,197)	(3.4%)
Net loss from continuing operations	(146,204)	(61.3%)	(133,528)	(62.2%)
Loss from discontinued operations, net of tax	(46,720)		(14,925)
Net loss	$(192,924)		$(148,453)
__________________________

(1)	These line items include the following amounts of non-cash, stock-based compensation expense for the periods indicated:

	Nine Months Ended September 30,
	2015	% of Sales	2014	% of Sales
Cost of sales	$28	—%	$231	0.1%
Selling, general and administrative	6,895	2.9%	7,932	3.7%
Research and development	783	0.3%	805	0.4%

The following table sets forth our net sales by product line for the periods indicated (in thousands) and the percentage of year-over-year change:

	Nine Months Ended
	September 30, 2015	September 30, 2014	% change
U.S.
Foot and Ankle	128,277	102,599	25.0%
Upper Extremity	11,703	11,420	2.5%
Biologics	34,612	33,376	3.7%
Other	1,558	2,196	(29.1%)
Total U.S.	$176,150	$149,591	17.8%

International
Foot and Ankle	35,313	35,882	(1.6%)
Upper Extremity	5,723	8,875	(35.5%)
Biologics	15,070	15,437	(2.4%)
Other	6,237	4,948	26.1%
Total International	$62,343	$65,142	(4.3%)

Total Sales	$238,493	$214,733	11.1%

Net Sales
U.S. Segment. Net sales in our U.S. segment totaled $176.2 million in the first nine months of 2015, as compared to $149.6 million in the first nine months of 2014, an 18% increase.
Our U.S. foot and ankle net sales increased to $128.3 million in the first nine months of 2015, representing growth of 25% over the first nine months of 2014. The increase was primarily driven by the strong performance of our Total Ankle Replacement product sales throughout the first nine months of 2015.
International Segment. Net sales in our International segment totaled $62.3 million in the first nine months of 2015, as compared to $65.1 million in the first nine months of 2014, a 4% decrease wholly driven by an $8.4 million impact from unfavorable currency exchange rates as compared to the prior year period. Before the impact of currency, international foot and ankle sales growth was driven by an 9% increase in sales in our direct markets in Europe, a 44% increase in sales in Australia and a 33% increase in sales in Canada, and international biologics sales grew 8%, driven by a 48% increase in sales in Australia and a 35% increase in sales in our direct markets in Europe, partially offset by lower levels of sales to international stocking distributors.
Cost of Sales
Our cost of sales as a percentage of net sales increased to 26.8% in the first nine months of 2015, as compared to 25.2% in the first nine months of 2014. The increase as a percentage of net sales is driven by increased provisions for excess and obsolete inventory and the unfavorable impact of foreign currency rates on net sales, partially offset by decreased inventory step-up amortization.
Operating Expenses
As a percentage of net sales, operating expenses increased to 118.7% in the first nine months of 2015, compared to 108.7% in the first nine months of 2014. This increase was driven primarily by the spending on due diligence, transition and transaction costs associated with the merger with Tornier, as well as certain dis-synergies as a result of the sale of the OrthoRecon business, as we had not fully rebuilt our domestic and international infrastructure in first quarter of 2014.
Other Expense, Net
Other expense, net was $7.4 million in the first nine months of 2015 compared to $55.0 million in the first nine months of 2014. For the first nine months of 2015, other expense, net includes an unrealized gain of $7.4 million for the mark-to-market adjustment on CVRs issued in connection with acquisition of BioMimetic as well as an unrealized gain of $12 million for the mark-to-market adjustment on derivatives, and offset by $25.1 million charge for write-off of pro-rata unamortized deferred financing fees and debt discount with repayment of $240 million of the 2017 Notes. For the first nine months of 2014, other expense, net includes an unrealized loss of $51.3 million for the mark-to-market adjustment on CVRs issued in connection with the acquisition of BioMimetic.
Provision (Benefit) from Income Taxes
We recorded an income tax provision of $0.5 million in the first nine months of 2015, compared to a tax benefit of $7.2 million in the first nine months of 2014. During the first nine months of 2015, our effective tax rate was approximately (0.35)% as compared to 5.1% in the first nine months of 2014. The decrease in the effective tax rate is primarily related to the valuation allowance on our U.S. net deferred tax assets, resulting in the inability to recognize a tax benefit for pre-tax losses in the U.S., except to the extent to which we recognize a gain in discontinued operations.
Loss from Discontinued Operations, Net of Tax
During the nine months ended September 30, 2015, we recognized a $25 million charge to write down an insurance receivable associated with product liability claims. Additionally, during the nine months ended September 30, 2015, we increased our estimated product liability by approximately $4 million for claims that had been incurred in prior periods. We have analyzed the impact of this adjustment and determined that this out-of-period charge did not have a material impact to the prior period or current period financial statements. See Note 12 for additional information regarding our product liabilities and the associated insurance.
The 2014 effective tax rate of (109.5)% within results of discontinued operations reflects the sale of non-deductible goodwill of $25.8 million associated with the OrthoRecon segment.

Reportable Segments
The following table sets forth, for the periods indicated, sales, gross profit and operating income of our reportable segments expressed as dollar amounts (in thousands) and as a percentage of net sales:

	U.S.		International		BioMimetic
	Nine Months Ended September 30,
	2015	2014	2015	2014	2015	2014
Net sales	$176,150	$149,591	$62,343	$65,142	$—	$—
Gross profit	138,850	120,717	38,351	41,642	—	—
Gross profit as a percent of net sales	78.8%	80.7%	61.5%	63.9%	N/A	N/A
Operating income (loss)	$8,021	$12,914	$(8,658)	$(2,385)	$(11,051)	$(9,385)
Operating income as a percent of net sales	4.6%	8.6%	(13.9)%	(3.7)%	N/A	N/A
U.S. Segment - Gross profit as a percent of net sales decreased from 80.7% in the first nine months of 2014 to 78.8% in the first nine months of 2015 due to increased provisions for excess and obsolete inventory. Operating income decreased due to investments in sales and marketing and distribution initiatives that were implemented in the latter part of 2014.
International Segment - The decrease in gross profit as a percent of net sales is primarily due to unfavorable currency exchange rates. The decrease in operating income is due to timing associated with certain dis-synergies for the replacement of certain employee-related and facility expenses as a result of the sale of the OrthoRecon business and continued expenses associated with certain international growth initiatives implemented in the latter part of 2014.
BioMimetic Segment - The operating loss increased slightly due to incremental spending to support the anticipated approval and launch of Augment® Bone Graft.
Liquidity and Capital Resources
The following table sets forth, for the periods indicated, certain liquidity measures (in thousands):

	As of September 30, 2015	As of December 31, 2014
Cash and cash equivalents	$254,435	$227,326
Short-term marketable securities	—	2,575
Working capital	363,485	252,805
Total short and long term debt	566,340	281,330
We have historically invested in certain long-term marketable securities with original maturity dates ranging up to 36 months, consisting of investments in government, agency, and corporate bonds. As of September 30, 2015, we held no marketable securities.
Operating Activities. Cash used in operating activities was $141.8 million for the first nine months of 2015 as compared to $86.2 million for the first nine months of 2014 due to lower profitability and a $28 million milestone payment associated with the BioMimetic acquisition upon the FDA approval of Augment® Bone Graft. This portion of the payment represents the excess over the value originally assigned as part of the purchase price allocation.
Investing Activities. Our capital expenditures totaled approximately $34.0 million and $35.7 million in the first nine months of 2015 and 2014, respectively. Our industry is capital intensive, particularly as it relates to surgical instrumentation. Historically, our capital expenditures have consisted of purchased surgical instruments, manufacturing equipment, research and testing equipment, computer systems, and office furniture and equipment. We expect to incur capital expenditures of approximately $46 million in 2015.
During the nine months ended September 30, 2014, we paid $80.6 million cash, net of cash acquired, in connection with our 2014 acquisitions of Solana and OrthoPro.
Financing Activities. During the first nine months of 2015, cash provided by financing activities totaled $207.2 million compared to the first nine months of 2014 when cash provided by financing activities totaled $26.2 million. During the nine months ended September 30, 2015, we paid a $70 million milestone payment associated with the BioMimetic acquisition upon the FDA approval of Augment® Bone Graft. The remaining change relates to the proceeds received from the issuance of our 2020 Notes, partially offset by the principal payment on the 2017 Notes (see Note 6 to our condensed consolidated financial statements for further discussion).

As of September 30, 2015, we had less than 15% of our consolidated cash and cash equivalents held in jurisdictions outside of the U.S., which are expected to be indefinitely reinvested for continued use in foreign operations. Repatriation of these assets to the U.S. would have negative tax consequences. We do not intend to repatriate these funds.
Discontinued Operations. Cash flows from discontinued operations are combined with cash flows from continuing operations in the Condensed Consolidated Statement of Cash Flows. During the first nine months of 2015, cash used from discontinued operations was approximately $20 million associated with legal defense costs, net of insurance proceeds, as compared to cash inflows from discontinued operations during the first nine months of 2014, which was approximately $259 million, driven by the cash received from the sale of the OrthoRecon business during the first three months of 2014.
We do not expect that cash flows from discontinued operations will have an impact on our ability to meet contractual cash obligations, fund our working capital requirements, operations, and anticipated capital expenditures.

In-process research and development. In connection with our BioMimetic acquisition, we acquired in-process research and development (IPRD) technology related to projects that had not yet reached technological feasibility as of the acquisition date, which included Augment® Injectable Bone Graft. The acquisition date fair values of the IPRD technology was $27.1 million for Augment® Injectable Bone Graft. The fair value of the IPRD technology had no value as of September 30, 2015, which reflects the impairment charges recognized in 2013 after receipt of the not approvable letter from the FDA in response to our PMA application for Augment® Bone Graft for use as an alternative to autograft in hindfoot and ankle fusion procedures.

Augment® Injectable Bone Graft (Augment Injectable) combines rhPDGF-BB with an injectable bone matrix, and is targeted to be used in either open (surgical) treatment of fusions and fractures or closed (non-surgical) or minimally invasive treatment of fractures. Augment Injectable can be injected into a fusion or fracture site during an open surgical procedure, or it can be injected through the skin into a fracture site, in either case locally delivering rhPDGF-BB to promote fusion or fracture repair. Our initial clinical development program for Augment Injectable has focused on securing regulatory approval for open indications in the United States and in several markets outside the U.S. We recently focused our efforts on securing FDA approval of Augment® Bone Graft, which we received in September of 2015. We are still assessing the amount of time and cost to complete the Augment Injectable project based on the approval we received for Augment® Bone Graft, but we currently estimate it could take one to three years. We have incurred expenses of approximately $3 million for Augment Injectable since the date of acquisition and less than $1 million in the nine months ended September 30, 2015.

Other Liquidity Information
In February 2015, we issued $632.5 million of the 2020 Notes, which generated net proceeds of approximately $613 million. In connection with the offering of the 2020 Notes, we entered into convertible note hedging transactions with three counterparties (the Option Counterparties). We also entered into warrant transactions in which we sold warrants for an aggregate of 20,489,142 shares of our common stock to the Option Counterparties. We used approximately $58 million of the net proceeds from the offering to pay the cost of the convertible note hedging transactions (after such cost was partially offset by the proceeds we received from the sale of the warrants). We also used approximately $292 million of the net proceeds from the offering to repurchase approximately $240 million aggregate principal amount of the 2017 Notes in privately negotiated transactions.
Although it is difficult for us to predict our future liquidity requirements, we believe that our current cash balance of approximately $254.4 million will be sufficient for the foreseeable future to fund our working capital requirements and operations, permit anticipated capital expenditures in 2015 of approximately $46 million, and meet our contractual cash obligations in 2015. Furthermore, we intend to use our cash balance to fund transaction and transition costs associated with the Tornier merger, fund growth opportunities for our Extremities and Biologics business and pay certain retained liabilities of the OrthoRecon business. In the event that we would require additional working capital to fund future operations or for other needs, we could seek to acquire that through additional issuances of equity or additional debt financing arrangements, which may or may not be available on favorable terms at such time.
Critical Accounting Policies and Estimates
Information on judgments related to our most critical accounting policies and estimates is discussed in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015. Certain of our more critical accounting estimates require the application of significant judgment by management in selecting the appropriate assumptions in determining the estimate. By their nature, these judgments are subject to an inherent degree of uncertainty. We develop these judgments based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers, and information available from other outside sources, as appropriate. Actual results may differ from these judgments under different assumptions or conditions. Different, reasonable estimates could have been used for the current period. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. Both of these factors could have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.

All of our significant accounting policies are more fully described in Note 1 to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015.